UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2026
Annual Meeting
of Stockholders
and Proxy Statement
July 22, 2026

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

                                                June 11, 2026

Dear Fellow Stockholder:

I am pleased to invite you to join Booz Allen Hamilton Holding Corporation's ("Booz Allen" or the "Company") Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 22, 2026. Enclosed with this proxy statement are your proxy card and our 2026 annual report to stockholders.

Items of business to be transacted at our Annual Meeting are:
1.Election of ten director nominees;
2.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2027;
3.A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;
4.If properly presented at the Annual Meeting, a non-binding advisory vote on a stockholder proposal; and
5.Consideration of any other business that may properly be brought before the Annual Meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and AGAINST Proposal 4.
Our 2026 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2026. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card. You may also sign, date, and return the proxy card in the envelope provided.
On behalf of Booz Allen, thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
Chairman and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2026 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), July 22, 2026

Place:*	Virtual meeting at www.virtualshareholdermeeting.com/BAH2026

Agenda:	1. The election of ten director nominees named in the proxy statement;

2. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2027;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;

4. If properly presented at the Annual Meeting, a non-binding advisory vote on a stockholder proposal; and

5. The transaction of any other business that may properly be brought before the Annual Meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and AGAINST Proposal 4.

Record Date:	Only holders of record of the Company’s Class A common stock on June 1, 2026 will be entitled to vote at the Annual Meeting.

Date of Distribution:	The proxy materials or a Notice of Internet Availability were sent to stockholders on or about June 11, 2026.

Proxy Voting:
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided.

* Our 2026 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2026. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see “Important Information About Annual Meeting and Proxy Procedures.”
    On Behalf of the Board of Directors,
Jacob D. Bernstein
Secretary
June 11, 2026
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 22, 2026: This Notice of Annual Meeting, accompanying Proxy Statement, and our 2026 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2026 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our,” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) "Booz Allen" refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our Class A common stock; (vi) “fiscal year,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the 2026 Annual Meeting of Stockholders (the "Annual Meeting").
2026 Annual Meeting of Stockholders
Date and Time:      July 22, 2026 at 8:00 a.m. (EDT)
Place:      Virtual meeting at www.virtualshareholdermeeting.com/BAH2026
Record date:      June 1, 2026
Admission:    Our 2026 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2026. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see "Important Information about Annual Meeting and Proxy Procedures."
Voting Matters and Board Recommendations
Stockholders are being asked to vote on the following matters at the 2026 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of ten director nominees	FOR each nominee	7
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2027	FOR	73
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement	FOR	74
No. 4	If properly presented at the Annual Meeting, a non-binding advisory vote on a stockholder proposal	AGAINST	75

How to Vote
Stockholders as of the record date may vote electronically at the virtual meeting or vote in advance by submitting a proxy by Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail
Visit proxyvote.com	Call the phone number located on the top of your proxy card	Complete, sign, date and return your proxy card in envelope provided

Our Board of Directors
Each of our directors is elected by our stockholders on an annual basis to serve until the next annual meeting and until their respective successors are elected. Each of our current directors, with the exception of Ms. Amble and Messrs. Johnson and Rossotti, has been nominated for election to the Board, and you can find additional information regarding our Board nominees under "Proposal 1: Election of Directors" beginning on page 7. Ms. Amble and Messrs. Johnson and Rossotti are not standing for re-election due to the Company's recent adoption of a board retirement policy, as described in more detail in “Selection of Nominees for Election to the Board—Board Retirement Policy."

Name	Age	Director Since	Independent	Audit Committee	Compensation, Culture & People Committee	Nominating & Corporate Governance Committee	Executive Committee
2026 Director Nominees
Horacio D. Rozanski «	58	2014					µ
Debra L. Dial	65	2025	I	●
Michèle A. Flournoy	65	2018	I		●	µ
Mark E. Gaumond[1] t	75	2011	I				●
Ellen Jewett	67	2018	I	µ			●
Gretchen W. McClain	63	2014	I		µ	●	●
Ryan P. Nolan	46	2026	I	●
Robert C. O'Brien	59	2025	I		●	●
Rory P. Read	64	2023	I		●	●
William M. Thornberry	67	2024	I		●	●
Chair of the Board « Lead Independent Director t Chair µ Member ● Independent I
1Effective July 21, 2026, Mr. Gaumond will serve on the Audit Committee in addition to his roles as Lead Independent Director and a member of the Executive Committee.

Current Board Composition*

*Charts include directors not standing for re-election.

Corporate Governance Highlights
•Twelve of our thirteen current directors are independent, and each of the Audit, Compensation, Culture and People, and Nominating and Corporate Governance Committees are fully independent.
•We provide for a majority voting standard in our bylaws for the election of directors in uncontested elections, with the requirement that any incumbent director nominee who does not receive a majority of the votes validly cast in an uncontested election tender his or her resignation, subject to acceptance by the Board of Directors.
•Annual election of all of our directors.
•Our directors attended 98% of the total aggregate number of Board of Directors and committee meetings in fiscal year 2026.
•The Board of Directors holds regular executive sessions of non-management directors.
•The Board of Directors conducts an annual discussion on management succession planning, with support provided by the Compensation, Culture and People Committee.
•We prohibit short sales and derivative transactions in our equity, and hedging and pledging of our equity.
•Our equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.
•Our Investor Relations team and management regularly engage with current and potential stockholders.
•We do not have a poison pill in place.
•We adhere to robust executive officer and director stock ownership guidelines.
•We conduct annual Board and committee evaluations and self-assessments.
•We adhere to a sound policy on public company board service to ensure a director's ability to devote necessary time to serve on our Board.
•Stockholders who hold at least 25% of the outstanding shares of common stock of the Company have the right to request that the Company call a special meeting of stockholders, subject to the requirements and procedures set forth in our bylaws.
Executive Compensation Highlights
•We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to advancing technology, innovation, and holding themselves and those around them accountable to achieving our customers’ priorities with differentiation, integrity, and speed.
•Our executive compensation strategy is designed to align leadership incentives with the Company’s mission of delivering impactful technology solutions and advancing critical national security and defense priorities. We emphasize rewarding performance for driving innovation, accelerating transformation, and achieving measurable outcomes, while maintaining a focus on integrity, collaboration, and accountability to meet the complex needs of government and commercial customers.
•Together with our Compensation, Culture and People Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. This is achieved in part through an executive rewards package that includes a long-term performance-based component where a portion of executives' compensation is tied to the achievement of multi-year performance goals. For more details on our compensation program, please see our discussion in the CD&A beginning on page 35.

Governance & Oversight of Enterprise Responsibility & Sustainability
We utilize our Enterprise Responsibility & Sustainability (ERS) strategy to enhance resilience, modernize operations, and drive sustainable shareholder value, while continuously supporting our employees, customers, and communities. ERS governance is integrated into our operations, with oversight provided by the Board of Directors through its Nominating and Corporate Governance Committee and the Compensation, Culture and People Committee, which manage key risks, operational priorities, and human capital matters. The day-to-day execution is overseen by an executive-led ERS Committee, chaired by the Corporate Secretary, and supported by an ERS Function that provides data-driven guidance and insights. These bodies ensure a unified, transparent, and collaborative approach to advancing our enterprise responsibility and sustainability practices.

PROPOSAL 1: ELECTION OF DIRECTORS
Election of Directors
Each of our directors, with the exception of Ms. Amble and Messrs. Johnson and Rossotti, has been nominated for election to the Board for a one-year term, expiring at the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified. To be elected in an uncontested election, a nominee must receive a majority of the votes validly cast with respect to that nominee’s election at the annual meeting represented either in person or by proxy at the annual meeting. To be elected in a contested election, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an uncontested election must promptly tender his or her resignation, contingent on the acceptance of that resignation by the Board, to the chair of the Board following certification of the election results.
Board Skills and Expertise

The Nominating and Corporate Governance Committee and the Board believe that each director nominee brings a strong and diverse set of skills and expertise to the Company, as reflected in the chart below, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy.

Name	Dial	Flournoy	Gaumond	Jewett	McClain	Nolan	O'Brien	Read	Rozanski	Thornberry
Qualifications and Expertise
Public Company Board Experience	●	●	●	●	●			●	●
Current or Former CEO					●			●	●
Executive Leadership Experience	●	●	●	●	●	●	●	●	●	●
Global / International Business	●	●			●	●	●	●	●	●
Finance / Accounting	●		●	●	●	●		●	●	●
Government Contracting	●				●				●	●
Enterprise Risk Management	●	●	●		●	●	●	●	●	●
Mergers and Acquisitions	●	●	●	●	●	●	●	●	●	●
Human Capital / Compensation Management	●	●			●	●	●	●	●	●
Cybersecurity / Information Security / Information Tech	●			●	●	●		●	●	●
Operations Management	●	●	●		●	●	●	●	●	●

Director Nominees
The ten nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for one-year terms and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.

Background
Ms. Dial served as the senior vice president, chief accounting officer, and controller of AT&T Inc. (“AT&T”), a global telecommunications company, from 2022 to 2023 and as AT&T’s senior vice president and controller from 2016 to 2023. Previously, she served as vice president of finance for AT&T Capital Management, where she led capital allocation, budgeting, and governance, and as chief financial officer for the AT&T Chief Information and Technology Office. Prior to joining AT&T in 1996, Ms. Dial spent 10 years with KPMG’s audit practice, where she held roles of increasing responsibility.

Ms. Dial serves on the Center for Audit Quality, Audit Committee Council and is a Certified Public Accountant.
Debra L. Dial	Key Expertise
Age: 65
Ms. Dial brings deep expertise in long-term financial and business planning, digital transformation, organizational dynamics, and operational efficiency developed through her prior executive roles have equipped her to provide our Board with strategic decision-making insights, enabling us to navigate complex market environments. Ms. Dial’s over 25 years of experience in financial reporting, accounting policy and capital allocation with a Fortune 50 global telecommunications company and service on other public company boards enable her to offer invaluable insights into the Company’s financial management, reporting, compliance, risk oversight and governance, particularly as a member of the Audit Committee.

Director since: 2025
Independent

Committees
•Audit

Other Public Company Boards

	Current	Within Past Five Years
	Dow Inc. (NYSE: DOW) (since April 2021) — Audit Committee (Chair) Hubbell Inc. (NYSE: HUBB) (since July 2023)	None

Reason for Nomination
Ms. Dial brings deep financial, accounting, and operational expertise to the Board, grounded in decades of senior leadership at a global telecommunications company. The Board believes her experience overseeing complex financial systems, capital allocation, and enterprise-wide governance strengthens the Board’s oversight of financial integrity, risk management, and compliance.

Her background in digital transformation, long-term financial planning, and public company audit committee service provides valuable perspective as Booz Allen continues to navigate evolving regulatory, technological, and operational environments.

Background
Ms. Flournoy is the co-founder and managing partner of WestExec Advisors, a strategic advisory firm founded in 2018. Ms. Flournoy formerly served as the Under Secretary of Defense for Policy from 2009 to 2012, acting as the principal advisor to the Secretary of Defense in the formulation of national security and defense policy, oversight of military plans and operations, and in National Security Council deliberations. Ms. Flournoy also co-founded the bipartisan national security think tank, Center for New American Security (CNAS), in 2007, and served as its president from 2007 to 2009 before returning as its chief executive officer from 2014 to 2017.

Ms. Flournoy is a member of the Council on Foreign Relations, the Aspen Strategy Group, Microsoft Advisory Board, and a non-resident Senior Fellow at the Nunn School at Georgia Tech. Ms. Flournoy was formerly a member of the National Security Agency Advisory Board, and previously served on the Defense Policy Board, the President’s Intelligence Advisory Board and the CIA Director’s External Advisory Board.

Michèle A. Flournoy
Age: 65
Director since: 2018
Independent	Key Expertise
Ms. Flournoy is a seasoned defense leader whose extensive knowledge in strategic advisory, governance, and national security significantly contributes to the company’s strategy and direction. Ms. Flournoy provides the Board with national security and defense policy expertise and a deep understanding of government and military operations. Ms. Flournoy’s expertise, strengthened through her prior positions on the boards of CSRA Inc., The MITRE Corporation, and Rolls Royce North America, Inc., and as senior advisor at Boston Consulting Group, significantly enhances her roles as the Chair of the Nominating and Corporate Governance Committee, and member of the Compensation, Culture and People Committee, and benefits our Board’s oversight.
Committees
•Compensation, Culture and People •Nominating and Corporate Governance (Chair)

Other Public Company Boards

	Current	Within Past Five Years
	None	Astra Space, Inc. (NASDAQ: ASTR)(August 2021 – 2024)

Reason for Nomination
Ms. Flournoy is a recognized national security expert, strategic leader, and advisor whose thorough experience in government, defense policy, and corporate governance delivers valuable perspective to the Board. The Board believes her keen aptitude in both policy leadership and operational oversight directly complements Booz Allen’s core client base and provides vital perspectives to enhance the Board’s insight on global defense and security.

Background
Mr. Gaumond previously held senior positions with Ernst & Young LLP from 2002 to 2010, retiring from the firm as senior vice chair for the Americas. Prior to joining Ernst & Young, Mr. Gaumond was a partner with a distinguished 27-year career at Andersen LLP. Mr. Gaumond is a Certified Public Accountant.

Mark E. Gaumond	Key Expertise
Age: 75	Mr. Gaumond provides the Board with more than 35 years of experience working with senior management and the audit committees of public and privately held companies with a proven track record of deep expertise in finance, financial planning, and compliance and controls. As our lead independent director, his extensive background as a CPA and deep understanding of financial mechanisms and risk management enhances our Board’s role in ensuring financial integrity and regulatory adherence to drive growth, while his strategic planning acumen supports the Company’s long-term objectives. In addition, in his capacity as lead independent director and member of the Executive Committee, Mr. Gaumond serves as a key link between the Board and executive management, fostering transparent communication and independent judgment.
Director since: 2011
Lead Independent Director

Committees
•Executive •Audit*

*Effective as of July 21, 2026	Other Public Company Boards

	Current	Within Past Five Years
	None	First American Funds (January 2016 – March 2024)

Reason for Nomination
Mr. Gaumond contributes more than three decades of experience advising senior leadership and audit committees of public and private companies, bringing exceptional financial, governance, and risk oversight to the Board. The Board believes his extensive background as a CPA and senior leader at global professional services firms enhances the Board’s effectiveness in financial accountability and regulatory compliance.

As Lead Independent Director, his role in fostering independent judgment, transparent communication, and strong governance practices supports the Board’s ability to provide rigorous oversight and guide long-term strategic objectives.

Background
Ms. Jewett has served as a managing partner of Canoe Point Capital, LLC, an investment firm focusing on early-stage social ventures, since 2015. From 2010 to 2015, Ms. Jewett served as the managing director and head of U.S. Government and Infrastructure for BMO Capital Markets covering airports and infrastructure banking. Prior to that, she spent more than 20 years at Goldman Sachs specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously as head of the airport finance group.

Ellen Jewett	Key Expertise
Age: 67	Ms. Jewett provides the Board with senior leadership experience and extensive expertise in both domestic and international finance and investment management, capital deployment, financial management, risk management, reputation management, and governance skills she developed over her career in key strategic roles at BMO and Goldman Sachs. As the Chair of our Audit Committee and member of the Executive Committee, Ms. Jewett is able to leverage her deep financial background and her experience on other public company boards, including at JetBlue where she is the Chair of the Governance and Nominating Committee, to strengthen our Board’s oversight capability.
Director since: 2018
Independent

Committees
•Audit (Chair) •Executive

Other Public Company Boards

	Current	Within Past Five Years
	JetBlue (NASDAQ: JBLU) (since 2011) — Governance and Nominating Committee (Chair)	None

Reason for Nomination
Ms. Jewett contributes deep global expertise in financial and capital markets across both the public and private sector. The Board believes her background strengthens the Board’s oversight of Booz Allen’s risk posture, financial stewardship, and governance.

Her extensive repertoire serves to align financial strategy with growth priorities, providing opportunities to expand across defense, civil, and commercial markets.

Background
Ms. McClain’s distinguished career has spanned across various industries, leveraging her leadership expertise and engineering background. Most recently, she served as the chief executive officer and president of J.M. Huber Corporation, a private company managing a portfolio of companies providing industrial products and engineered material solutions, from April 2022 until December 2025. Previously, she served as an operating executive for the Carlyle Group from July 2019 to March 2022. She was the founding president and chief executive officer of Xylem Inc. from October 2011, when it was formed and taken public from the spinoff of ITT Corporation’s water business, until September 2013, having joined ITT in 2005 as the president of the company’s residential and commercial water business.

Earlier in her career, Ms. McClain held senior executive positions at Honeywell Aerospace, in the company’s Business, General Aviation, and Helicopters Electronics as well as the Engines, Systems, and Services divisions. Ms. McClain also spent nine years with NASA serving as deputy associate administrator for space development, where she played a pivotal role in the successful development and launch of the International Space Station Program as chief director of the space station and deputy director for space flight.

Gretchen W. McClain
Age: 63
Director since: 2014
Independent

Committees	Key Expertise
•Compensation, Culture and People (Chair) •Nominating and Corporate Governance •Executive
Ms. McClain is a seasoned executive business leader with deep expertise in leading organizations through significant transformations and creating value during periods of growth and contracting markets. She provides the Board with senior strategic leadership experience, including complex engineering and technical expertise, in-depth merger and acquisition experience, large scale program management, and global shareholder relations. Her extensive experience managing global operations, hands-on roles in aerospace, space development and the commercial sectors and service on other public company boards enable her to provide unique insights on various aspects of the Company’s strategy, business, operations, risk management and governance, amplifying her impact as the Chair of our Compensation, Culture and People Committee, and a member of the Nominating and Corporate Governance Committee and the Executive Committee.

Other Public Company Boards

	Current	Within Past Five Years
	AMETEK, Inc. (NYSE: AME) (since August 2014)	None

Reason for Nomination
Ms. McClain is a highly accomplished global executive whose extensive leadership across diverse industries, including aerospace and industrial technology, uniquely positions her to contribute highly technical and strategic insight to the Board. Her engineering expertise coupled with her business acumen advances Booz Allen’s mission to accelerate into more clear and proven growth vectors.

The Board believes her leadership experience successfully navigating through corporate moments of change, such as spin-offs and organizational transformation - both public and private ownership - provides critical perspectives to the Board’s oversight of the Company.

Background
Mr. Nolan has served as partner and co-head of global technology at BDT & MSD Partners, LLC ("BDT & MSD"), a merchant bank with an advisory and investment platform, since September 2025 and serves on the firm's Technology lnvestment Committee. Prior to joining BDT & MSD, Mr. Nolan was a partner from 2012 to 2025 in the Technology, Media and Telecommunications Group of Goldman Sachs & Co. LLC (“Goldman Sachs”) where he advised on capital markets transactions that raised more than $50 billion and on merger and acquisition transactions that totaled more than $150 billion in deal value, including the largest technology acquisition in history. Additionally, he served as the global co-head of software investment banking. Prior to Goldman Sachs, Mr. Nolan was a senior associate at Simpson Thacher & Bartlett LLP and worked in the antitrust division of the United States Department of Justice. Mr. Nolan is currently a senior research fellow at Harvard Kennedy School and is a member of the Council on Foreign Relations.
Ryan P. Nolan
Age: 46
Director since: June 2026
Independent	Key Expertise
Mr. Nolan is an accomplished technology advisor and investor whose experience advising leading technology companies, founders, and long-term investors brings strategic, financial, and innovation expertise to Booz Allen's Board. His breadth of experience serves to bolster Booz Allen’s mergers and acquisitions and capital market capabilities, and provide forward-looking solutions in technology-driven areas.

Committees
•Audit Committee

Other Public Company Boards

	Current	Within Past Five Years
	None	None

Reason for Nomination
With deep expertise in technology, financial oversight, and large-scale organizational management, Mr. Nolan enhances the Board’s ability to drive long-term value creation in technology-enabled markets. Mr. Nolan’s investment banking background brings further strategic, financial, technology, and innovation expertise to the Board. Additionally, the Board believes his experience managing complex transactions and fostering technology-driven growth strengthens the Board's oversight of the Company's strategic priorities of delivering advanced, mission-driven innovation and technologies to the Company's customers.

Background
Ambassador O’Brien is the co-founder and chairman of American Global Strategies LLC, a position he has held since 2021, and a member of the President’s Intelligence Advisory Board and the chair of the Commission on the National Defense Strategy in the second Trump administration, following his service as U.S. national security advisor from 2019 to 2021. Before serving as U.S. national security advisor, Ambassador O’Brien was special presidential envoy for hostage affairs with the personal rank of ambassador from May 2018 to October 2019, co-chairman of the U.S. Department of State Public-Private Partnership for Justice Reform in Afghanistan from 2005 to 2009 under both Secretaries of State Rice and Clinton, and a presidentially appointed member of the U.S. Cultural Property Advisory Committee from 2008 to 2011. In 2005, Ambassador O’Brien was nominated by President George W. Bush and unanimously confirmed by the U.S. Senate to serve as a U.S. representative to the 60th session of the United Nations General Assembly. Earlier in his career, Ambassador O’Brien was a senior legal officer for the UN Security Council commission and a major in the Judge Advocate General’s Corps of the U.S. Army Reserve.

Robert C. O’Brien
Age: 59
Director since: 2025
Independent	Key Expertise

Ambassador O’Brien has deep expertise in U.S. national security, policy, and the defense industrial base. He brings extensive government experience and public policy skills to our Board, providing invaluable insights into government operations and strategic planning. Ambassador O’Brien’s expertise in national security and various advisory roles makes him a strategic asset in navigating the U.S. government and global defense, intelligence, technology and business landscapes. His experience in high-level advisory positions further augments the Board’s capabilities to address complex security challenges and influence policy at the highest levels. As a member of our Compensation, Culture and People and Nominating and Corporate Governance Committees, Ambassador O’Brien’s corporate governance skills and leadership skills contribute to our Board’s strategic oversight.

Committees
•Compensation, Culture and People •Nominating and Corporate Governance

Other Public Company Boards

	Current	Within Past Five Years
	None	None

Reason for Nomination
Ambassador O’Brien brings extensive national security, policy, and government operations expertise to the Board. His senior advisory roles at the highest levels of U.S. government provide critical insight into defense, intelligence, and global security environments central to Booz Allen’s mission.

The Board believes his experience navigating complex geopolitical, policy, and institutional landscapes enhances the Board’s strategic oversight and governance capabilities.

Background
Mr. Read has served as the president and chief executive officer of Sprinklr, a customer experience management (CXM) platform that provides businesses with tools and technologies to manage customer interactions and engagement across various digital channels, since November 2024. Mr. Read has more than three decades of expertise leading global technology organizations, including previous roles as senior vice president at Ericsson, a global information and communication technology company from July 2022 to March 2024; as president and chief executive officer of Vonage, a global provider of cloud communications solutions from July 2020 to March 2024; chief operating executive of Dell Technologies; chief executive officer and president of Dell Virtustream; and executive vice president of Dell Boomi. As chief integration officer at Dell, Mr. Read played a lead role in the historic $67 billion merger of Dell and EMC Corporation. Before that, he served as chief executive officer, president, and board member of Advanced Micro Devices, and chief operating officer and president of Lenovo. Earlier, Mr. Read spent 23 years at IBM, serving in various leadership roles.
Rory P. Read
Age: 64
Director since: 2023
Independent	Key Expertise

Mr. Read is a seasoned strategic leader in the advanced technology space and provides the Board with decades of experience in leading global technology organizations, and extensive skills in strategic oversight and management. Mr. Read’s involvement in executing one of the largest tech mergers in history and leadership within prominent tech firms demonstrate his strategic vision and financial oversight expertise. Mr. Read’s extensive background in technology and management and other public company board experience enables him to provide critical insights into the Company’s operational efficiency and strategic initiatives in tech-driven sectors. Mr. Read is a member of the Compensation, Culture and People Committee and the Nominating and Corporate Governance Committee.

Committees
•Compensation, Culture and People •Nominating and Corporate Governance

Other Public Company Boards

	Current	Within Past Five Years
	Sprinklr Corp. (NYSE: CXM) (since November 2024)	Vonage Corp (until February 2022)

Reason for Nomination
Mr. Read is a seasoned global technology executive whose leadership across major technology and enterprise organizations brings significant operational and strategic insight to the Board. His experience guiding large-scale transformations, including the largest tech merger in history between Dell and EMC Corporation, managing complex integrations, and leading technology-driven growth strengthens Booz Allen’s oversight of innovation and digital strategy.

With deep expertise in enterprise technology, financial oversight, and large-scale organizational management, the Board believes that Mr. Read supports the Board’s ability to drive long-term value creation in technology-enabled markets.

Background
Mr. Rozanski is the Chairman and Chief Executive Officer of Booz Allen. He began as a summer intern in 1991 and re-joined the company in 1992 as a consultant serving commercial customers. During his tenure, Mr. Rozanski has held a number of leadership roles, including Chief Personnel Officer, Chief Talent and Strategy Officer, Chief Operating Officer, and President. He became Chief Executive Officer in 2015 and Chairman of the Board of Directors in 2024.

Mr. Rozanski has played an integral role in many of Booz Allen’s major strategic initiatives, including the spin-off of the commercial consulting business in 2008 and the successful 2010 initial public offering. Most importantly, for more than a decade, he has led Booz Allen’s evolution into the vibrant technology company it is today, which has led to significant growth and shareholder value creation.

Horacio D. Rozanski
Age: 58
Director since: 2014	Key Expertise

In addition to his unparalleled institutional knowledge of Booz Allen, Mr. Rozanski brings extensive management and operating experience, strong core business capabilities such as financial management and strategic planning, and a deep understanding of the technology landscape, government missions and procurement processes. Together, this enables him to guide Booz Allen’s long-term growth strategy while adjusting to market and technology trends, risks, and opportunities.

Committees
•Executive (Chair)

Other Public Company Boards

	Current	Within Past Five Years
	•Marriott International, Inc. (NASDAQ: MAR) (since March 2021)	None

Reason for Nomination
Mr. Rozanski’s 35-year tenure with Booz Allen and current role as Chairman and Chief Executive Officer provide him with a unique perspective on the Company’s history, culture, values, and long-term strategic direction. As an industry-leading global executive, Mr. Rozanski has a proven track record of leading Booz Allen through periods of significant change and transformation. Most recently, Mr. Rozanski has focused on accelerating the Company’s evolution as an advanced technology company, building differentiated technologies to support our nation’s most critical missions. The Board believes, given the Company’s unique culture and business model, a Chair that is intimately connected to the firm is essential.

Background
Mr. Thornberry represented the 13th district of Texas in the U.S. House of Representatives from January 1995 to January 2021. Throughout his time in Congress, he was on the Armed Services Committee, serving as chairman from January 2015 to January 2019 and becoming its ranking member in January 2019. Mr. Thornberry also served on the House Intelligence Committee for 14 years and chaired the Cyber Task Force in 2011. Earlier in his career, Mr. Thornberry served in the State Department during the Reagan Administration, as staff on Capitol Hill, and practiced law in Amarillo, Texas.

Since leaving government, Mr. Thornberry continues to work at the intersection of national security, technology, and policy with several companies, think tanks, and non-profit organizations. He is a member of the Council on Foreign Relations and previously served on the Defense Innovation Board.

William M. Thornberry
Age: 67
Director since: 2024
Independent	Key Expertise

Mr. Thornberry brings exceptional government and national security expertise to our Board, strengthening the Company’s ability to address complex challenges. His distinguished tenure in Congress, coupled with deep knowledge of defense policies, government operations, and procurement processes equips him with unique insights for navigating governmental landscapes. Mr. Thornberry’s involvement and expertise in oversight of cybersecurity-related risks at the Departments of Defense and Homeland Security, and in the intelligence community, and his strategic vision and experience in public company directorship amplify his governance abilities and elevate the Board’s capacity to oversee delivery of innovative solutions in support of national security objectives. Mr. Thornberry is a member of the Compensation, Culture and People Committee and the Nominating and Corporate Governance Committee.

Committees
•Compensation, Culture and People •Nominating and Corporate Governance

Other Public Company Boards

	Current	Within Past Five Years
	Fortinet Federal, Inc CAE USA	None

Reason for Nomination
Mr. Thornberry offers extensive government, defense, and national security expertise shaped by more than two decades of service in the U.S. Congress. His leadership on the Armed Services and Intelligence Committees and continuing involvement with a number of organizations provides deep insight into defense policy, procurement, cybersecurity, and government oversight.
The Board believes his experience in legislative oversight, coupled with public company board service, strengthens the Board’s governance capabilities and enhances its ability to oversee delivery of mission-critical solutions supporting national security priorities.

The Board of Directors recommends a vote FOR each of the director nominees.

NON-CONTINUING DIRECTORS
The directors whose term will not continue after the Annual Meeting are listed below.

Background
Ms. Amble is the president of JCA Consulting, LLC, a position she has held since January 2011. Previously, she served as the executive vice president, finance for the American Express Company from May to December 2011, and as its executive vice president and corporate comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, overseeing securitizations, debt placement, and syndication, as well as structured equity transactions.

Joan Lordi C. Amble	Key Expertise
Age: 73
Ms. Amble provides the Board with senior leadership and extensive expertise in financial reporting, accounting policy, and financial management, compliance and controls and corporate governance, developed through her prior executive roles, membership on public and private company boards and audit committees, and advisory roles with organizations such as the Public Company Accounting Oversight Board (PCAOB) where Ms. Amble currently serves on the Standard and Emerging Issues Advisory Group. She also brings comprehensive operational and management experience, along with a deep understanding of risk management, which further amplifies her impact as a member of the Audit Committee.

Director since: 2012
Independent

Committees
•Audit

Other Public Company Boards

	Current	Within Past Five Years
	Spire Global, Inc. (NYSE: SPIR) (since August 2022) Zurich Insurance Group (XSWX: ZURN) (since April 2015)	BuzzFeed, Inc. (NASDAQ: BZFD) (August 2021 – May 2023) Sirius XM Holdings Inc. (NASDAQ: SIRI) (2008 – June 2021)

Background
Mr. Johnson retired from Lockheed Martin in 2009 as senior vice president of corporate strategic development, after serving as the president and chief operating officer of Lockheed Martin's Information and Services sector. Prior to his service at Lockheed Martin, Mr. Johnson was the President of IBM's Federal System's division and President of Loral Corporation's Federal Systems.

Arthur E. Johnson	Key Expertise
Age: 79	Mr. Johnson brings a unique technology lens in areas of corporate strategic development and planning, information and technology management, financial analysis, and operating oversight. With a deep understanding of the defense and government industries, Mr. Johnson assists the Board in guiding the Company through regulatory complexities. His extensive experience enhances our Board’s financial and corporate governance posture.
Director since: 2011
Independent

Committees
•Audit
Other Public Company Boards

	Current	Within Past Five Years
	None	None

Background
Mr. Rossotti has served as a senior advisor to The Carlyle Group since 2003. He previously served as the commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti also co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, and served at various times as president, chief executive officer, and chairman of the board until 1997.
Charles O. Rossotti	Key Expertise
Age: 85
Mr. Rossotti provides the Board with deep expertise in finance, government operations and policy, financial reporting, and compliance. Notably, Mr. Rossotti’s experience as a founder and leader of a major information technology firm underscores his strategic, risk management, governance, operations and technology acumen. Mr. Rossotti’s understanding of both the U.S. government and global business landscape strengthens our Board’s strategic direction-setting and ability to oversee the Company’s financial and operational integrity. Mr. Rossotti is a member of the Audit Committee.

Director since: 2008
Independent

Committees
•Audit
Other Public Company Boards

	Current	Within Past Five Years
	None	None

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year. All directors are invited to propose agenda topics when the annual calendars are established, as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas. Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to, and make requests of, management at each of their meetings.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website at investors.boozallen.com.
Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2026, the Board held six meetings and acted by written consent. Each of our incumbent directors who served as a director during fiscal year 2026 attended at least 75 percent of the aggregate total number of Board and committee meetings to which they were assigned, and overall attendance was 98 percent. All directors who served at the time of our 2025 Annual Meeting of Stockholders attended that meeting.
Board Independence
Twelve of our thirteen current directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that the director has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has determined that Messrs. Gaumond, Johnson, Nolan, O'Brien, Read, Rossotti, and Thornberry, and Mses. Amble, Dial, Flournoy, Jewett, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the Investor Relations portion of our website at investors.boozallen.com.

Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chair and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. If the individual elected as Chair is not an independent director, our Corporate Governance Guidelines provide that a lead independent director will be appointed annually by a majority of the independent directors upon recommendation of the Nominating and Corporate Governance Committee of the Board.
The Lead Independent Director has specifically delineated responsibilities, which include:
•presiding over executive sessions of the non-management directors and presiding, if the Chair is absent, at Board meetings;
•collaborating with the Chair to set meeting agendas and the annual schedule of meetings;
•providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;
•calling and chairing meetings of the independent directors and apprising the Chair of the issues considered;
•serving as the liaison between the independent directors and the Chair and Chief Executive Officer; and
•collaborating with the Audit, Compensation, Culture and People, and Nominating and Corporate Governance Committees on the performance and structure of the Board and its committees, including the performance of individual directors.
At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board regularly reviews the leadership structure to ensure that it continues to meet the needs of the Company and supports the generation of stockholder value, managing risk, and supporting the Company's executive management over the long term. The Board has concluded that it is currently in the best interest of the stockholders for Mr. Rozanski to retain the position of Chairman and Chief Executive Officer. The Board believes that the unified Chair and Chief Executive Officer roles, combined with the robust authority given to the experienced Lead Independent Director, effectively represent the interests of stockholders and enable the Board to discharge appropriate levels of independence, oversight, and responsibility to serve the Company. The Board believes that Mr. Rozanski, with his three decades of experience with the Company and his deep knowledge of the Company’s business and industry, is well qualified for the role of Chairman and that the Board operates effectively and efficiently under his leadership.
The Board exercises strong, independent oversight through frequent executive sessions, wholly independent Board committees, and an experienced Lead Independent Director with clearly delineated and comprehensive duties. The Board believes, given the Company’s unique culture and business model, a Chair that is intimately connected to the firm is essential. Further, the Board believes that presenting a single face to our customers through the combined role is valuable and that unified Board and management leadership best positions the Company to successfully implement its strategy, particularly in the current dynamic and challenging geopolitical and economic environment.
Consistent with the Company’s Corporate Governance Guidelines, in May 2026, a majority of the independent directors, upon recommendation of the Nominating and Corporate Governance Committee, elected Mark E. Gaumond to serve as the Lead Independent Director. Mr. Gaumond has served as the Company's Lead Independent Director since July 2024.

Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from a variety of professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and be selected based upon the contributions they can make. Exceptional candidates who meet alternative criteria may also be considered.
Board Retirement Policy
The Board acknowledges the importance of regular refreshment to ensure an optimal balance of tenure, experience, and diverse perspectives. Long-serving directors contribute invaluable institutional knowledge and deep insight into the Company, while newer directors bring fresh perspectives, fostering a well-rounded and dynamic governance approach. The average tenure for our current Board is approximately 8.37 years. After giving effect to our directors not standing for re-election, our average tenure would be 6.24 years.
Effective May 20, 2026, the Board approved the Company’s revised Corporate Governance Guidelines, which include the Company’s retirement policy. Pursuant to the Corporate Governance Guidelines, non-management directors whose combined age and tenure is 85 years or greater at the time of the filing of the Company’s proxy statement shall not be nominated for re-election at the next annual meeting of stockholders, unless an exemption is granted by resolution of the Board or as otherwise set forth in the Corporate Governance Guidelines. Pursuant to such policy, three of our directors, Joan Amble, Arthur Johnson and Charles Rossotti will not stand for election at the 2026 Annual Meeting of Stockholders.
Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
The Nominating and Corporate Governance Committee evaluates candidates recommended by stockholders in the same manner that it considers recommendations from other sources.

Risk Oversight
Our Board and its committees oversee the Company’s risk management processes, including cybersecurity risks. Through regular briefings from management, the Board remains informed on key risk considerations and mitigation strategies. A cornerstone of this oversight is the Company’s Enterprise Risk Management ("ERM") Program, which systemically identifies and manages enterprise risks that could materially impact operations, reputation, or value.
ERM Program Governance
The ERM Program is overseen by the ERM Steering Committee, which is chaired by our President and Chief Operating Officer. This committee is responsible for managing the ERM Program and ensuring that enterprise risks are identified, assessed, and mitigated effectively. Comprised of senior executives—including the General Counsel, Chief Information Officer, Chief Information Security Officer, Chief Administrative Officer, Chief Ethics and Compliance Officer, and SVP, Corporate Finance and Investor Relations—the ERM Steering Committee:
•Provides oversight of cybersecurity risk within the broader ERM framework and reviews management’s approach to cybersecurity risk identification, assessment, and response;
•Reviews management’s alignment of cybersecurity risk management priorities and strategies with business objectives; and
•Receives updates from management regarding cybersecurity assessments, exercises, mitigation activities, and significant cybersecurity risks.
Through this structured approach, the ERM Steering Committee ensures that the Company’s risk management framework remains proactive, comprehensive, and aligned with business objectives.
Board Oversight & Committee Responsibilities
The Board maintains risk oversight by:
•Receiving quarterly risk updates, including cybersecurity risks;
•Reviewing an annual enterprise risk assessment conducted by the ERM Program; and
•Engaging in regular briefings from senior management on enterprise and emerging risks and mitigation strategies.
To further strengthen governance, Board committees provide focused oversight in key risk areas:
•Audit Committee – Receives regular updates from the General Counsel, Chief Ethics and Compliance Officer, Director of Internal Audit, Chief Information Security Officer, and Chief Information Officer on the status of the ethics and compliance program, internal controls over financial reporting, operational compliance areas, and regulatory communications. The Audit Committee also leads the Board’s oversight of cybersecurity risk.
•Compensation, Culture, and People Committee – Oversees human capital management risks, including executive compensation policies and practices, ensuring alignment with the Company’s long-term strategic goals.
•Nominating and Corporate Governance Committee – Oversees risks related to corporate governance and ERS initiatives, ensuring governance practices align with ethical, regulatory, and sustainability standards.
This structured governance framework ensures that risk oversight remains embedded at all levels of the organization.

Succession Planning and Talent Reviews
The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews, with support provided by the Compensation, Culture and People Committee. On an annual basis, the Chair leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. In addition, management updates the Board on key talent indicators, such as recruiting and retention for the overall employee population, throughout the year.
Annual Board Performance Assessment
The Board and each of the Audit, Compensation, Culture and People, and Nominating and Corporate Governance committees perform an annual assessment of their operations and effectiveness, and set goals for the future. The comments of the directors are compiled and presented, as applicable, to the Chair, the Lead Independent Director, the applicable committee Chair, and the full Board, with further discussion with the appropriate committee as needed. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Director Orientation and Continuing Education
New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them into their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business, such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation, Culture and People Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website at investors.boozallen.com.
The following chart identifies the current members and chair of each standing committee, as well as related information.

Board Member	Independent	Executive Committee	Audit Committee	Compensation, Culture & People Committee	Nominating & Corporate Governance Committee
Horacio D. Rozanski «		µ
Joan Lordi C. Amble	I		●
Debra L. Dial	I		●
Michèle A. Flournoy	I			●	µ
Mark E. Gaumond[1] t	I	●
Ellen Jewett	I	●	µ
Arthur E. Johnson	I		●
Gretchen W. McClain	I	●		µ	●
Ryan P. Nolan	I		●
Robert C. O’Brien	I			●	●
Rory P. Read	I			●	●
Charles O. Rossotti	I		●
William M. Thornberry	I			●	●
Number of Meetings in Fiscal 2026		0	4	6	5
Chair of the Board « Lead Independent Director t Chair µ Member ● Independent I
1Effective July 21, 2026, Mr. Gaumond will serve on the Audit Committee in addition to his roles as Lead Independent Director and a member of the Executive Committee.
The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is authorized to act on behalf of the Board on certain matters for which applicable law does not require participation by the full Board. The current members of our Executive Committee are Messrs. Gaumond and Rozanski and Mses. Jewett and McClain. During fiscal year 2026, the Executive Committee acted by written consent.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Mses. Amble, Dial and Jewett (Chair) and Messrs. Nolan, Johnson and Rossotti, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that each member of our Audit Committee is financially literate and that Messrs. Nolan and Rossotti and Mses. Amble, Dial, and Jewett are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act").
During fiscal year 2026, the Audit Committee held four meetings.

The Compensation, Culture and People Committee
Our Compensation, Culture and People Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries, assisting the Board in overseeing succession planning of the Chief Executive Officer and key management positions, and overseeing programmatic matters relating to human capital management and culture.
The current members of our Compensation, Culture and People Committee are Mses. Flournoy and McClain (Chair) and Messrs. O'Brien, Read and Thornberry, each of whom is an independent director as required by NYSE listing standards. The Compensation, Culture and People Committee charter, a copy of which is available on our website, www.boozallen.com, requires that all members of the Compensation, Culture and People Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members of the Compensation, Culture and People Committee currently satisfies these requirements.
The Compensation, Culture and People Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation, Culture and People Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation, Culture and People Committee generally.
The Compensation, Culture and People Committee has not engaged a compensation consultant; however, the Compensation, Culture and People Committee is briefed by management, which consults with Pay Governance LLC, or Pay Governance. The aggregate fees paid to Pay Governance for fiscal year 2026 were $177,707, all of which were related to executive compensation services. The Compensation, Culture and People Committee assessed the independence of Pay Governance and concluded that Pay Governance's work for the Company did not raise any conflicts of interest. See section "Setting Executive Compensation and Peer Group" of the Compensation Discussion and Analysis for more details of services provided during the fiscal year by Pay Governance.
Each of the members of our Leadership Team participates in the discussion and consideration of compensation to be awarded to the executives in their reporting chain. Our Leadership Team does not participate in the discussions or provide any recommendations to the Compensation, Culture and People Committee regarding their own compensation. See “Compensation Discussion and Analysis—Setting Executive Compensation and Peer Group."
During fiscal year 2026, the Compensation, Culture and People Committee held six meetings and acted by written consent.
The Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines, overseeing Board and Board committee evaluations, and overseeing practices related to corporate governance, corporate citizenship, and certain ERS matters.
The current members of our Nominating and Corporate Governance Committee are Mses. Flournoy (Chair) and McClain and Messrs. O'Brien, Read and Thornberry, each of whom is an independent director as required by NYSE listing standards.
During fiscal year 2026, the Nominating and Corporate Governance Committee held five meetings and acted by written consent.

Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. For non-employee directors, on an annual basis, the Chief People Officer, with the assistance of Pay Governance, performs a comprehensive review of director compensation and makes recommendations to the Compensation, Culture and People Committee regarding proposed changes. In July 2025, the Compensation, Culture and People Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, the Compensation, Culture and People Committee made no changes to compensation levels for directors for their service from August 2025 to July 2026.
Director compensation included the following:

Component	Annual Amount
Annual Equity Award	$225,000
Annual Board Retainer	$120,000
Lead Independent Director Additional Retainer	$50,000
Audit Committee Chair Additional Retainer	$30,000
Compensation, Culture and People Committee Chair Additional Retainer	$25,000
Nominating and Corporate Governance Committee Chair Additional Retainer	$20,000
The annual equity awards to our directors are granted in the form of restricted stock under our 2023 Equity Incentive Plan (the "Equity Incentive Plan"). Generally these grants occur in August following our annual meeting of stockholders and half of the annual award vests on January 31 of the following year, and the other half vests on July 31 following the first vesting date. The annual retainer and any additional payments for service as a chair are generally paid in cash, unless a director elects to receive all or a portion of such payments in the form of restricted stock. Our directors do not receive additional fees for attending Board or committee meetings.
The following table shows the compensation earned by or paid to our non-employee directors in fiscal year 2026:
Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)(13)	Total ($)(14)
Joan Lordi C. Amble	120,000(2)	225,099(2)	345,099
Debra L. Dial	120,000(3)	225,089(3)	345,089
Michèle A. Flournoy	140,000(4)	225,045(4)	365,045
Mark E. Gaumond	170,000(5)	225,009(5)	395,009
Ellen Jewett	150,000(6)	225,089(6)	375,089
Arthur E. Johnson	120,000(7)	225,089(7)	345,089
Gretchen W. McClain	145,000(8)	225,059(8)	370,059
Robert C. O'Brien	120,000(9)	225,089(9)	345,089
Rory P. Read	120,000(10)	225,099(10)	345,099
Charles O. Rossotti	120,000(11)	225,099(11)	345,099
William M. Thornberry	120,000(12)	225,089(12)	345,089
(1)This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2026. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in this column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 17 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)Ms. Amble elected to receive her annual retainer in the form of restricted stock, and was granted a total of 3,097 shares of restricted stock for her annual equity grant and in lieu of the cash portion of the annual retainer. The grant date fair market value of the shares was $345,099, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(3)Ms. Dial elected to receive her annual retainer in the form of cash and was granted a total of 2,020 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $225,089, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(4)Ms. Flournoy elected to receive her annual retainer and her additional payment of $20,000 for service as the chair of the Nominating and Corporate Governance Committee in the form of restricted stock, and was granted a total of 3,276 shares of restricted stock for her annual equity grant and in lieu of her annual retainer and Nominating and Corporate Governance Committee chair retainer. The grant date fair market value of the shares was $365,045, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(5)Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment of $50,000 for services as the Lead Independent Director in the form of restricted stock. He was granted a total of 2,468 shares of restricted stock for his annual equity grant and in lieu of $50,000 for the Lead Independent Director retainer. The grant date fair market value of the shares was $275,009, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(6)Ms. Jewett elected to receive her annual retainer and her additional payment of $30,000 for services as the chair of the Audit Committee in the form of cash. She was granted a total of 2,020 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $225,089, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(7)Mr. Johnson elected to receive his annual retainer in the form of cash, and was granted a total of 2,020 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $225,089, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(8)Ms. McClain elected to receive her annual retainer and her additional payment of $25,000 for service as the chair of the Compensation, Culture and People Committee in the form of restricted stock, and was granted a total of 3,321 shares of restricted stock for her annual equity grant and in lieu of her annual retainer and Compensation, Culture and People Committee chair retainer. The grant date fair market value of the shares was $370,059, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(9)Mr. O'Brien elected to receive his annual retainer in the form of cash, and was granted a total of 2,020 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $225,089, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(10)Mr. Read elected to receive his annual retainer in the form of restricted stock, and was granted a total of 3,097 shares of restricted stock for his annual equity grant and in lieu of the annual retainer. The grant date fair market value of the shares was $345,099, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(11)Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 3,097 shares of restricted stock for his annual equity grant and in lieu of the annual retainer. The grant date fair market value of the shares was $345,099, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(12)Mr. Thornberry elected to receive his annual retainer in the form of cash, and was granted 2,020 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $225,089, based on the $111.43 closing price of our stock on the August 4, 2025 grant date.
(13)The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2026.
Equity Awards for Service as a Director

Name	Unvested Restricted Stock (a)
Joan Lordi C. Amble	1,549
Debra L. Dial	1,010
Michèle A. Flournoy	1,638
Mark E. Gaumond	1,234
Ellen Jewett	1,010
Arthur E. Johnson	1,010
Gretchen W. McClain	1,661
Robert C. O'Brien	1,010
Rory P. Read	1,549
Charles O. Rossotti	1,549
William M. Thornberry	1,010
(a)The shares of restricted stock reported in this column vest on July 31, 2026.
(14)Mr. Nolan is not featured in the preceding tables because he was appointed to the Board effective June 1, 2026, following the end of fiscal year 2026.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual retainer. In calculating a director’s ownership, Class A common stock, vested in-the-money options, and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. Each of our directors who has not yet served on the Board for five years remains on track to meet the stock ownership guidelines within the prescribed timeframe. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 35.
Other Corporate Governance Matters
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors, officers and all employees, and the Company's Code of Ethics for Senior Financial Officers, which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and any other persons performing similar functions. Each such code was adopted by the Board and may be accessed without charge on the Investor Relations portion of our website at investors.boozallen.com. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2026, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").
Insider Trading Policy and Policy on Hedging, Short Sales, and Speculative Transactions
The Company has an Insider Trading Policy, which governs the purchase, sale and other dispositions of its securities by employees, officers, directors, subsidiaries, and affiliates of the Company, as well as their immediate family members and other persons living in their households. The Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and any listing standards applicable to the Company.
Under the Company's Insider Trading Policy, the Company’s personnel are prohibited from directly or indirectly buying, selling or gifting securities of the Company while in possession of material non-public information concerning the Company or its securities, except in the limited circumstances described in the policy. Additionally, the Company’s personnel are prohibited from engaging in (i) short sales of securities of the Company, (ii) transactions in puts, calls, or other derivative securities with respect to securities of the Company, (iii) hedging transactions with respect to securities of the Company, (iv) holding securities of the Company in a margin account, and (v) pledging securities of the Company as collateral for a loan.
Delinquent Section 16(a) Reports
Based on a review of reports filed by the Company’s directors, executive officers, and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, the Company believes that all reports required to be filed by the Company’s reporting persons during fiscal year 2026 were filed on or prior to their respective due dates, except for one Form 4 that was filed on behalf of Dennis Metzfield one business day after its due date.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The following individuals served on our Compensation, Culture and People Committee during fiscal year 2026: Mses. Flournoy and McClain and Messrs. O'Brien, Read and Thornberry. No member of our Compensation, Culture and People Committee currently is, or has been, an officer or employee of the Company. During fiscal year 2026, none of our executive officers served as a member of the Board or compensation committee (or other board committee performing equivalent functions) of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation, Culture and People Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of May 15, 2026 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 119,746,178 shares of Class A common stock outstanding as of May 15, 2026. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and nominees
Joan Lordi C. Amble	59,957	*
Debra L. Dial	3,029	*
Michèle A. Flournoy	20,835	*
Mark E. Gaumond	62,974	*
Ellen Jewett	16,091	*
Arthur E. Johnson	41,381	*
Gretchen W. McClain	33,147	*
Robert C. O'Brien	2,312	*
Rory P. Read	9,885	*
Charles O. Rossotti	9,096	*
Horacio D. Rozanski	672,587	*
William M. Thornberry	4,045	*
Other named executive officers
Kristine Martin Anderson	135,428(1)	*
Richard Crowe	55,337(2)	*
Andrea Inserra	24,290(3)	*
Tom Pfeifer	70,391(4)	*
Matthew A. Calderone	35,529(5)	*
All directors and executive officers as a group (22 persons)(6)(7)	1,294,612	1.08%
 *    Represents beneficial ownership of less than 1%.
(1)Includes 49,858 shares that Ms. Anderson has the right to acquire through the exercise of options.
(2)Includes 29,076 shares that Mr. Crowe has the right to acquire through the exercise of options.
(3)Includes 1,870 shares that Ms. Inserra has the right to acquire through the exercise of options.
(4)Includes 36,072 shares that Mr. Pfeifer has the right to acquire through the exercise of options.
(5)Beneficial ownership information for Mr. Calderone is based solely on the Company’s records during the period of his employment and any reports on Form 4 filed by or on behalf of Mr. Calderone following his retirement from the Company effective February 1, 2026.
(6)Includes 142,822 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options.
(7)Mr. Nolan did not own shares of our Class A common stock as of May 15, 2026 because he was elected to the Board effective June 1, 2026, following the end of fiscal year 2026.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
Blackrock, Inc.(1) 50 Hudson Yards New York, New York 10001	13,083,615	10.93%
Vanguard Portfolio Management(2) 100 Vanguard Blvd Malvern, PA 19355	7,904,320	6.60%
T. Rowe Price Investment Management, Inc.(3) 1307 Point Street Baltimore, Maryland 21231	6,528,226	5.45%
Vanguard Capital Management(4) 100 Vanguard Blvd Malvern, PA 19355	6,306,422	5.27%
(1)Blackrock, Inc. has filed with the SEC a Schedule 13G/A dated January 8, 2026, which reports the beneficial ownership of 13,083,615 shares of Class A common stock by it as of December 31, 2025. As reported in the Schedule 13G/A, Blackrock, Inc. had sole voting power with respect to 12,215,410 shares of our Class A common stock, sole dispositive power with respect to 13,083,615 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.
(2)Vanguard Portfolio Management has filed with the SEC a Schedule 13G dated April 29, 2026, which reports the beneficial ownership of 7,904,320 shares of Class A common stock by it as of March 31, 2026. As reported in the Schedule 13G, Vanguard Portfolio Management had sole voting power with respect to 31,384 shares of our Class A common stock, sole dispositive power with respect to 7,904,320 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.
(3)T. Rowe Price Investment Management, Inc. has filed with the SEC a Schedule 13G dated February 17, 2026, which reports the beneficial ownership of 6,528,226 shares of Class A common stock by it as of December 31, 2025. As reported in the Schedule 13G, T. Rowe Price Investment Management, Inc. had sole voting power with respect to 6,512,363 shares of our Class A common stock, sole dispositive power with respect to 6,528,226 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.
(4)Vanguard Capital Management has filed with the SEC a Schedule 13G dated April 29, 2026, which reports the beneficial ownership of 6,306,422 shares of Class A common stock by it as of March 31, 2026. As reported in the Schedule 13G, Vanguard Capital Management had sole voting power with respect to 909,044 shares of our Class A common stock, sole dispositive power with respect to 6,306,422 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted, without approval under the policy, to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any other body of the Board of Directors comprised solely of independent directors. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors, director nominees and executive officers are required to report to our Secretary any such proposed related person transaction, who is required to provide notice of such proposed related person transaction to the Audit Committee. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms at least as favorable as terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Other Relationships
Emily Pfeifer, a Data Scientist at the Company, is the daughter of Tom Pfeifer, Executive Vice President and President of the Company's National Security sector. In fiscal year 2026, Ms. Pfeifer received $124,212 in base salary and retirement contributions of $7,369. Ms. Pfeifer also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Quinn Calderone, a Data Scientist at the Company, is the son of Matt Calderone, our former Executive Vice President, Chief Financial Officer. In fiscal year 2026, Mr. Calderone received $105,419 in base salary, retirement contributions of $6,178, and $1,142 in awards. Mr. Calderone also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provides a narrative of our executive compensation philosophy and programs as reviewed and determined by the Compensation, Culture and People Committee of the Board of Directors.
At Booz Allen, our purpose is to empower people to change the world. We deliver cutting edge technical innovations and mission ready solutions to solve complex challenges for our customers. Our leadership philosophy and culture are foundational to how we drive transformation to deliver outcomes with speed for America's most critical defense, civil, and national security priorities.
Our executive compensation strategy is uniquely designed to:
•Deliver competitive compensation tied to long-term stockholder value creation;
•Attract and retain top talent from across the global marketplace who will continue to propel us forward for the future;
•Motivate and reward executives with exceptional ability to meet and exceed the demands of our customers;
•Infuse an ownership mindset to build sustainable growth and value; and
•Reinforce our partnership-style culture which differentiates our ability to come to market as an institution rather than as individuals, create alignment on our strategy, priorities and associated investments, and encourage rapid and efficient deployment of our capabilities and solutions across customers and opportunities.
The tenure of our executives is a testament to the team's long-standing commitment to the Company and its long-term business goals. Our active named executive officers at the end of fiscal year 2026 were:

Horacio D. Rozanski	Kristine Martin Anderson	Richard C. Crowe	Andrea D. Inserra	Thomas J. Pfeifer
Chairman and Chief Executive Officer	President and Chief Operating Officer	Executive Vice President, Chief Growth Officer	Executive Vice President, President of Global Defense Sector	Executive Vice President, President of National Security Sector
Tenure as Chairman: 2 years Tenure as CEO: 11 years Executive Tenure: 26 years Total Tenure: 33 years	Tenure as COO: 3 years Executive Tenure: 16 years Total Tenure: 20 years	Tenure as Civil Sector President: 3 years Executive Tenure: 12 years Total Tenure: 21 years	Tenure as Defense Sector President: 1 year Executive Tenure: 14 years Total Tenure: 27 years	Tenure as Security Sector President: 3 years Executive Tenure: 17 years Total Tenure: 36 years
(Tenure calculations shown as number of full years completed as of the last day of fiscal year 2026.)
Effective February 2, 2026, Kristine Martin Anderson assumed the role of Chief Financial Officer on an interim basis in connection with the retirement of Matthew Calderone, former Executive Vice President, Chief Financial Officer. Mr. Calderone is a named executive officer for fiscal year 2026 (picture not shown). Additionally, effective May 1, 2026, Ms. Anderson assumed the additional role of President, with Mr. Rozanski continuing to serve as Chairman and Chief Executive Officer, and Mr. Crowe assumed the role of Chief Growth Officer. Effective May 4, 2026, Troy Lahr assumed the role of Executive Vice President, Chief Financial Officer.

Executive Summary
Fiscal Year 2026 Company Performance and Highlights

Net Income	Adj. EBITDA*
Net Income ($ millions)	Adj. EBITDA ($ millions)

*Adjusted EBITDA may differ from similarly titled measures presented by other companies in our industry and is not a recognized measure under U.S. Generally Accepted Accounting Principles, or GAAP. See Appendix A to this proxy statement for a reconciliation of such measure against the most directly comparable financial measure calculated and presented in accordance with GAAP.
In fiscal year 2026, while the Company navigated a challenging macroeconomic environment, we delivered $1.23 billion of Adjusted EBITDA, which exceeded the top end of our previously revised guidance range, through strong cost discipline and operational execution and increased productivity of our customer-facing staff. Additionally, in fiscal year 2026:
•Full year revenue decreased 6.4% to $11.2 billion.
•Net income decreased 9.0% to $851.0 million.
•Adjusted EBITDA decreased 6.5% to $1,229.0 million.
•We declared and paid $276.3 million in recurring dividends to stockholders—three regular dividends of $0.55 per share and one regular dividend of $0.59 per share.
•The Board increased the quarterly dividend by 7% for performance in the third quarter of fiscal year 2026, payable in the fourth quarter of fiscal year 2026. The total dividends paid in fiscal year 2026 grew 3% compared to fiscal year 2025.
•We allocated $234.1 million to strategic investments.
•We repurchased 5.6 million shares for $561.3 million.
•The Board of Directors approved, on October 22, 2025, an additional increase to our share repurchase authorization of $500.0 million, for a total capacity of $4,085.0 million under the share repurchase program. As of March 31, 2026, the Company had approximately $683.5 million of unused capacity to repurchase shares of common stock under the share repurchase program.

Compensation Philosophy
    We are a values-driven organization where our partnership culture motivates our executives, who we define as our named executive officers, Executive Vice Presidents, and Senior Vice Presidents, to consistently act in the best interests of the Company. Our executive compensation program is intrinsically tied to our purpose and values.

	Our Philosophy		What Our Philosophy Achieves
-	Guides executives to live the Company's purpose and values in their customer work and internal interactions	-	Empowers executives to think and act in the best interests of the Company
-	Aligns executives' compensation with Company performance, strategic objectives, and the creation of long-term sustainable stockholder value	-	Focuses on optimizing stockholder value and fostering an ownership culture
-	Attracts, motivates, and retains executives of exceptional ability to deliver high‑quality results that meet and exceed the needs of our customers	-	Engages and incentivizes our executives to effectively execute our business strategy
-	Creates appropriate rewards and penalties for exceeding or falling short of Company-level performance targets	-	Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace
Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen, We:		At Booz Allen, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Maintain a clawback policy and include additional compensation recovery provisions in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant discounted stock options
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide tax gross-ups on golden parachute payments for CEO or other officers following a change in control
✓	Review on a regular basis our executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Align executive pay with short- and long-term performance	✗	Allow employees or directors to engage in hedging transactions or pledging of our shares
✓	Hold annual advisory vote on executive compensation	✗	Provide single-trigger vesting in the event of a change in control

Setting Executive Compensation and Peer Group
On an annual basis we evaluate our named executive officers' compensation relative to the compensation of publicly traded peer companies that are similar in size, industry, and operations. The Compensation, Culture and People Committee reviews the peer group regularly and adjusts as necessary due to changes at a peer company's operations or changes in comparability (e.g., due to bankruptcy or mergers and acquisitions) to the Company. The peer group is used by the Compensation, Culture and People Committee as a point of reference in determining pay within a competitive range without targeting a specific benchmark when making executive pay decisions.
For setting fiscal year 2026 executive compensation, the Compensation, Culture and People Committee requested that our outside compensation consultant, Pay Governance, perform a comprehensive review of the peer companies used for evaluating our named executive officers' compensation. Pay Governance evaluated companies that are similar in size, industry, and operations, using specific review criteria, as described below:
•Company size: Organizations with revenues approximately 0.50x to 3.50x of our revenue, with peer median revenue approximating Company revenue, and with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.
•Industry: Government services organizations in information technology consulting and other services industries, such as cyber, data processing and outsourced services, and the aerospace and defense industries, as well as other comparable organizations that our Investor Relations department tracks and/or that benchmark to our Company.
As a result of this review, and the modified peer selection criteria proposed by Pay Governance, the Compensation, Culture and People Committee approved the peer group set forth below for benchmarking and setting compensation of our named executive officers for fiscal year 2026.

Fiscal Year 2026 Peer Group
 - Amentum Holdings, Inc. (AMTM)
 - Automatic Data Processing, Inc. (ADP)
 - Broadridge Financial Solutions, Inc. (BR)
 - CACI International, Inc. (CACI)
 - CGI Group, Inc. (GIB)
 - Cognizant Technology Solutions (CTSH)
 - DXC Technology (DXC)
 - FISERV, Inc. (FI)

 - Jacobs Engineering (J)
 - KBR Inc. (KBR)
 - Kyndryl Holdings, Inc. (KD)
 - L3Harris Technologies, Inc. (LHX)
 - Leidos Holdings, Inc. (LDOS)
 - Parsons Corporation (PSN)
 - Science Applications International Corporation (SAIC)

The Compensation, Culture and People Committee established fiscal year 2026 target compensation for the named executive officers by taking into consideration the peer group benchmarking analysis and input from Pay Governance, along with feedback from the CEO and/or COO (in the case of named executive officers who are direct reports to the CEO and/or COO), and the Committee's collective judgment and discretion. The target executive compensation includes the fiscal year salary amount, target short-term annual cash incentive, and long-term equity incentive. Additional information on each of these items can be found below under "Compensation Elements."
In fiscal year 2026, Pay Governance was also engaged to:
•Review and provide advice on our Compensation Discussion & Analysis;
•Conduct the compensation risk assessment;
•Perform benchmarking and analysis of our Board of Directors' compensation;
•Provide general market intelligence for setting short-term and long-term performance metrics and associated goals in the Annual Incentive Plan and the 2023 Equity Incentive Plan of the Company; and
•     Review executive compensation strategy and design, peer selection insight, and market alignment.
The Compensation, Culture and People Committee considers peer group benchmarking and other market compensation data as critical inputs but not the sole factors in the overall assessment of competitiveness of our executive compensation. The Compensation, Culture and People Committee also considers other components such as performance, contributions, internal equity, and experience of each named executive officer in determining target and actual compensation amounts.

Compensation Elements
The primary components of our executive compensation program include:

Element	Objective
Base Salary	Provides a regular income at competitive market level and reflects each executive's skills, experience, and responsibilities
Annual Cash Incentive	Motivates our executives to achieve our annual financial and strategic goals
Long-Term Equity Incentives	Reward sustained performance and align executives' interests with our stockholders through equity compensation opportunities
Benefits	Provide for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
Fiscal Year 2026 Compensation Changes
The Compensation, Culture and People Committee, taking into consideration the revised peer group benchmarking data, along with guidance from our outside compensation consultant, Pay Governance, and input from the CEO and/or COO (in the case of named executive officers who are direct reports to the CEO and/or COO), did not approve any adjustments to the fiscal 2026 annual target compensation of our named executive officers who were also named executive officers in fiscal year 2025. Ms. Inserra was appointed to the Company's Leadership Team in fiscal year 2026 and received a one-time grant of stock options with a grant date fair value approximating $250,000 in connection with such appointment.
The named executive officers’ fiscal year 2026 target annual cash incentive amounts are set forth below under the heading “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive”, and the fiscal year 2026 target annual equity grant amounts are set forth below under the heading “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives—Fiscal Year 2026 Annual Grants”.
At-Risk Compensation
We believe that a significant portion of our named executive officers compensation should be tied to the Company's success and the long-term returns of our stockholders. Consistent with this approach and as shown in the charts below for target compensation as of fiscal year-end 2026, more than half of the target compensation for each of our CEO and other named executive officers is delivered in the form of variable "at risk" compensation opportunities that are tied to the achievement of pre-set financial and strategic goals.
(1) Compensation mix for the Other Named Executive Officers reflects target compensation for only those who were active as of fiscal year-end 2026.

Base Salary
Base salary represents a relatively small portion of the total target executive compensation opportunities and provides the fixed component necessary to attract and retain executive talent. The salary paid to each of our named executive officers in fiscal year 2026, as approved by the Compensation, Culture and People Committee, is set forth in the table below.

Name	FY26 Base Salary
Horacio D. Rozanski	$1,500,000
Kristine Martin Anderson	$900,000
Richard C. Crowe	$650,000
Andrea D. Inserra	$600,000
Thomas J. Pfeifer	$650,000
Matthew A. Calderone [1]	$750,000
(1) Mr. Calderone retired effective February 1, 2026. The value in the table reflects Mr. Calderone's full annual base salary for fiscal year 2026 as approved by the Compensation, Culture and People Committee near the beginning of the fiscal year. The salary actually paid to Mr. Calderone was prorated from April 1, 2025 to February 1, 2026, and is reported in the Salary column of the Summary Compensation Table.
Annual Cash Incentive
The annual cash incentive portion of our executives' compensation is provided through our annual bonus program. The target annual incentive amount for our named executive officers is determined each year by the Compensation, Culture and People Committee based on the market analysis and recommendation of our outside compensation consultant, Pay Governance, as well as of the CEO and/or COO (in the case of named executive officers who are direct reports to the CEO and/or COO).
The target annual cash incentive value for each named executive officer is established as a fixed dollar value, as approved by the Compensation, Culture and People Committee generally near the beginning of each fiscal year. The actual annual incentive payout for each named executive officer is determined after the fiscal year ends, as described below, and calculated as a percentage of over- or under-performance relative to the applicable performance metric(s) as approved by the Compensation, Culture and People Committee and applied to the target annual incentive value. The performance metric(s) and the performance range are generally determined near the beginning of each fiscal year as approved by the Compensation, Culture and People Committee. Executives who retire, or terminate employment under our transition policy, before the end of the fiscal year are generally eligible to receive a prorated incentive payment.
Fiscal Year 2026 Annual Cash Incentive
For fiscal year 2026, the annual cash incentive was based on the Company's performance against four metrics — Adjusted EBITDA and three strategic goals, as described below. The fiscal year 2026 target bonus pool, as approved by the Compensation, Culture and People Committee was $27.7M. Based on actual results against the target goals, as described below, the final approved bonus pool was $22.2 million.

Fiscal Year 2026 Performance Metrics		Weighting	Performance Metric Description
Financial Goal	Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)[1]	85%	One-year adjusted EBITDA measured against performance targets set near the start of the performance period.
Strategic Goal	Capability Amplification	5%	Actively publishing and sharing content of the Company's capabilities and solutions across various media platforms measured against performance targets set near the start of the performance period.
Strategic Goal	Technical Upskilling	5%	Optimizing employee utilization and engagement during non-billable periods by aligning to innovation projects and upskilling opportunities in high-demand technologies measured against performance targets set near the start of the performance period.
Strategic Goal	Advanced Technology Demonstration	5%	Increasing client awareness of our advanced technology capabilities by demonstrating our solutions and products measured against performance targets set near the start of the performance period.
(1) See Appendix A to this proxy statement for information as to how these non-GAAP financial measures are calculated from our audited financial statements.

The Adjusted EBITDA portion of the annual incentive is determined based on the Company's performance relative to a target Adjusted EBITDA range. This incentive is subject to upward or downward adjustments based on how the performance compares to the specified range. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation, Culture and People Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.
Adjusted EBITDA represents net income before income taxes, net interest and other expense and depreciation and amortization, and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the majority of the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business. For fiscal year 2026, the Adjusted EBITDA goal was weighted as 85% of the overall annual incentive opportunity.

	FY26 Target Range	FY26 Actual
Adjusted EBITDA[1]	$1,289 million - $1,341 million	$1,229 million
(1) See Appendix A to this proxy statement for information as to how these non-GAAP financial measures are calculated from our audited financial statements.
For fiscal year 2026, the Compensation, Culture and People Committee, with guidance from management and our outside compensation consultant, Pay Governance, approved three strategic goals for the annual cash incentive, each with an equal 5% weighting, associated with our fiscal year 2026 priorities, as described in the table above. The Compensation, Culture, and People Committee determined to include these goals in our annual incentive plan for fiscal year 2026 based on combined engagement across both our executive and Vice President populations to further drive strategic alignment among our leadership, rather than specific individual goals. The performance associated with each of these strategic goals could each result in a payout ranging from zero percent for performance that falls below the minimum performance threshold and up to 150% for performance at the maximum level, in each case, as set and approved by the Compensation, Culture and People Committee near the beginning of each fiscal year.

FY26 Strategic Goals	Below Threshold	Threshold	Target	Maximum	Actual	Payout Factor
	0% Payout	50% Payout	100% Payout	150% Payout
Capability Amplification Count of content shared by participants across various media platforms	< 6,500	6,500	8,500	10,500	9,122	115.6%
Technical Upskilling Percent of employee non-billable time focused on specific training criteria	< 20.0%	20.0%	30.0%	40.0%	20.0%	50.0%
Advanced Technology Demonstration Count of demonstrations of our advanced technology capabilities and offerings	< 225	225	250	275	571	150.0%
Our Compensation, Culture and People Committee reviews and approves the Adjusted EBITDA and operational goal performance and any adjustments to the plan bonus pool based on year-end results. The final bonus pool, as approved by our Compensation, Culture and People Committee, is distributed to our executives as a consistent percentage of the target value.
For fiscal year 2026, the Company's performance faced a difficult procurement and funding landscape. Although revenue declined, strong contract performance and disciplined operations sustained profitability, and leading indicators going into fiscal year 2027 showed positive momentum. Based on these results, the Compensation, Culture and People Committee, in its discretion, approved the executive bonus payout equal to approximately 90%. The short-term incentive target opportunities and cash payments received by each of our named executive officers for fiscal year 2026 are presented in the table below.

Name	FY26 Annual Cash Incentive Target	Annual Cash Incentive Payout	Annual Cash Incentive Paid
Horacio D. Rozanski	$2,000,000	90%	$1,800,000
Kristine Martin Anderson	$775,000	90%	$697,500
Richard C. Crowe	$650,000	90%	$585,000
Andrea D. Inserra	$600,000	90%	$540,000
Thomas J. Pfeifer	$600,000	90%	$540,000
Matthew A. Calderone (1)	$750,000	90%	$567,743
(1) Mr. Calderone retired from the Company effective February 1, 2026. Pursuant to the terms of the retirement letter agreement, as discussed below under the heading "Potential Payments upon Termination or Change in Control - Retirement Benefits", Mr. Calderone received a prorated annual bonus for fiscal year 2026 for the period from April 1, 2025 to February 1, 2026.

Long-Term Equity Incentives
It is our philosophy that executives should hold meaningful amounts of long-term equity compensation to align the personal financial interests of our executives with the interests of long-term stockholders and to encourage a long-term perspective with regard to Company performance and growth. The equity compensation for our executives is delivered in the form of annual grants and new hire/advancement and retention grants.
Fiscal Year 2026 Annual Grants
Our named executive officers receive long-term equity incentive grants as part of their annual compensation that have two components: time-based restricted stock units (RSUs) and performance-based RSUs.
•Time-Based RSUs: Settle into shares of Class A common stock in three equal installments over three years, subject solely to continued employment through each applicable vesting date.
•Performance-Based RSUs: Settle into shares of Class A common stock at the end of a three-year performance period. For fiscal year 2026, the performance-based RSU goals are based on the Company's performance against two internal financial metrics — Adjusted EBITDA and Revenue and a total shareholder return (TSR) multiplier.

Fiscal Year 2026 Performance Metrics		Weighting	Performance Metric Description
Financial Metrics	Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)[1]	75%	Three-year adjusted EBITDA measured based on the average annual growth rate against performance targets set near the start of the performance period
	Revenue[1]	25%	Three-year cumulative revenue measured based on the average annual growth rate against performance targets set near the start of the performance period
TSR Multiplier	Total Shareholder Return	20% Multiplier	Three-year comparison of the Company's total shareholder return relative to the S&P Software and Services Select Industry Index
(1) See Appendix A to this proxy statement for information as to how these non-GAAP financial measures are calculated from our audited financial statements.
The Compensation, Culture and People Committee approved Adjusted EBITDA and Revenue as the financial metrics for performance-based RSUs granted in fiscal year 2026 to create a direct relationship between named executive officer compensation and performance against the Company’s multi-year Investment Thesis, as presented to stockholders, which is focused on driving organic revenue and Adjusted EBITDA. The Compensation, Culture and People Committee approved the use of Adjusted EBITDA as a metric in both of the annual and long-term incentive plans in fiscal year 2026 because it is viewed as a direct reflection of the cash flow and operating profitability of our business and represents the element of performance that executives can most directly impact through their management of the business. The Company views Adjusted EBITDA as a critical metric in evaluating operating performance as a measure of the Company's ability to drive profitable growth through a combination of revenue performance and cost management to optimize earnings generation for stockholders. Further, the Compensation, Culture and People Committee approved the application of a TSR multiplier for performance-based RSUs granted in fiscal year 2026 because it views such multiplier as creating additional risk and reward for executive compensation based on significant over- or under-performance against a broad group of industry peers. The Compensation, Culture and People Committee, with input from management and our outside compensation consultant, Pay Governance, modified the Company's goal-setting framework to utilize an Average Annual Growth Rate (AAGR) methodology in place of the cumulative three-year targets used in prior years, reflecting the dynamic operating environment in our industry which has resulted in less precision in multi-year goal setting.
Near the start of the three-year performance cycle, the Compensation, Culture and People Committee sets the threshold, target and maximum performance levels, and corresponding payouts. When establishing these performance levels, the Compensation, Culture and People Committee considers, among other things, projected Company performance and long-term strategic growth objectives, business outlook, and market growth forecasts. Since the goals are established for future performance over a three-year period, outcomes are by definition uncertain. Due to the proprietary and competitive nature of the Company's business strategy and internal budgets that inform the three-year performance program targets, the Compensation, Culture and People Committee discloses the long-term performance levels for each of the performance goals following the completion of the performance period.
The number of performance-based RSUs that vest at the end of the three-year performance cycle based on the financial performance goals may range from zero percent for performance that falls below the minimum performance threshold and up to 200% for maximum performance. The number of restricted stock units earned based on the financial performance goals may be further increased or decreased by the application of the TSR multiplier relative to the companies within the S&P

Software and Services Select Industry Index. The TSR multiplier is dependent upon the Company’s TSR positioning against the companies within the Index during the performance period (multiplier is 120% if the Company’s TSR is at or above the 75th percentile, 80% if TSR is at or below the 25th percentile, and no modifications between the 25th and 75th percentiles). The maximum number of performance-based RSUs granted in fiscal year 2026 that may be earned by a named executive officer after application of the TSR multiplier is 240% of target value.
For fiscal year 2026, the target annual equity mix for our CEO was 61.2% aligned to performance-based RSUs and 38.8% aligned to time-based RSUs. The average target annualized equity mix for all other named executive officers was approximately 60% aligned to performance-based RSUs and approximately 40% aligned to time-based RSUs. The performance-based RSUs allow for additional rewards based on over-achievement against our long-term performance goals, while also penalizing for under-performance. The time-based RSUs encourage retention and provide for incremental recognition of equity compensation over the vest cycle.
The target value of the annual grants to our named executive officers of performance-based and time-based RSUs in fiscal year 2026 are presented in the table below.

Name	FY26 Annual Target Performance-Based RSU Grant [1]	FY26 Annual Target Time-Based RSU Grant [1]
Horacio D. Rozanski	$6,368,044	$3,880,027
Kristine Martin Anderson	$1,248,686	$800,076
Richard C. Crowe	$811,652	$520,060
Andrea D. Inserra	$749,234	$480,089
Thomas J. Pfeifer	$811,652	$520,060
Matthew A. Calderone [2]	$1,061,434	$680,053
(1) Grant date fair value of equity issued under the fiscal year 2026 executive annual compensation structure in accordance with FASB ASC Topic 718.
(2) Mr. Calderone retired from the Company effective February 1, 2026. Pursuant to the terms of the retirement letter agreement as discussed below under the heading "Potential Payments upon Termination or a Change in Control — Retirement Benefits", the performance-based RSUs and time-based RSUs granted to Mr. Calderone in July 2025, the target values of which are reflected in this table, were forfeited upon Mr. Calderone's last day of employment without payment.
Ms. Inserra also received a one-time grant of stock options in connection with her appointment to the Company's Leadership Team in fiscal year 2026. The stock option grant value was approximately $250,000 with an exercise price of $109.81, the fair market value of our common stock on the grant date. These stock options will vest in five equal installments over five years, subject solely to Ms. Inserra's continued employment through each applicable vesting date, and expire on the ten-year anniversary of the grant date if not exercised or otherwise terminated prior to such date.

Fiscal Year 2024-2026 Performance-Based RSU Awards
In May 2026, the Compensation, Culture and People Committee reviewed and certified the performance results of the performance-based RSUs granted in May 2023, applicable for the fiscal years 2024-2026 performance period, against the targets set at the beginning of the three-year period. The goals included two financial metrics, Adjusted EBITDA and Revenue, weighted 70% and 20%, respectively, two non-financial strategic goals, each with a 5% weighting, and a TSR multiplier based on the Company's TSR positioning against the companies within the S&P Software and Services Select Industry Index during the three-year performance period. The Compensation, Culture and People Committee determined to eliminate the opportunity to vest the performance-based RSUs associated with one of the non-financial strategic goals for the fiscal year 2024-2026 grant, resulting in 95% target for the combined three remaining goals.
The Compensation, Culture, and People Committee approved a final payout of 180% of target based on its assessment of the Adjusted EBITDA, Revenue, Mergers and Acquisition Activity goals, and the application of a 100% TSR multiplier, with actual financial results and threshold, target, above target, and maximum goals presented in the table below.

Performance Measures	Weighting	Below Threshold[1]	Threshold[1]	Target[1]	Maximum[1]	Actual [1]	% of Target Achieved	TSR Modifier	Payout Factor
		0% Payout	50% Payout	100% Payout	200% Payout
Cumulative Three-Year Adjusted EBITDA	70%	< $3,181	$3,181	$3,421	$3,660 +	$3,722	109%	—	200%
Cumulative Three-Year Revenue	20%	< $29,358	$29,358	$31,232	$33,106 +	$33,720	108%	—	200%
Capital Deployment for Merger & Acquisition Activity	5%	< $1,000	n/a	$1,000 +	n/a	$97	10%	—	—%
Total	95%							100%	180%
Values In Millions
(1) See Appendix A to this proxy statement for a reconciliation between each non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Fiscal Year 2027 Compensation Adjustments
The Compensation, Culture and People Committee approved certain changes to the compensation program for our named executive officers for fiscal year 2027, as described below.
The Compensation, Culture and People Committee, with guidance from Pay Governance and management, approved a new equity-based performance incentive program, effective for fiscal year 2027, pursuant to which certain active named executive officers are eligible to receive grants of performance-based restricted stock units that vest at the end of a one-year performance period. Effective for fiscal year 2027, each of Ms. Inserra and Messrs. Crowe and Pfeifer have received a grant of performance- based restricted stock units pursuant to this incentive program that have a grant date fair value equal to approximately $300,000. Neither Mr. Rozanski nor Ms. Anderson are eligible to participate in the program. The number of shares earned based on a $300,000 grant date fair value for each of Ms. Inserra and Messrs. Crowe and Pfeifer is determined based on the level of achievement against pre-established performance goals at the end of the one-year performance period. These performance goals are focused on the Company's execution against financial and strategic growth goals. Shares issued upon settlement of such performance- based restricted stock units are subject to a mandatory two-year post-vesting holding period during which they may not be sold or transferred by the named executive officer.
In addition, the Compensation, Culture and People Committee, taking into consideration the peer group benchmarking analysis, input from Pay Governance, and feedback from the CEO and/or COO (in the case of named executive officers who are direct reports to the CEO and/or COO), and the Committee's collective judgment and discretion, approved the fiscal year 2027 compensation for our named executive officers, including the compensation adjustments described below.
Effective for fiscal year 2027, the Compensation, Culture and People Committee approved the following compensation increases for Mr. Rozanski, Mses. Anderson and Inserra, and Mr. Pfeifer (i) Mr. Rozanski received an increase of $2,000,000 to the target annual equity grant amount, (ii) Ms. Anderson received an increase of $325,000 to the target annual incentive amount and $2,000,000 to the target annual equity grant amount, (iii) Ms. Inserra received an increase of $50,000 to base salary, $50,000 to the target annual incentive amount, and $100,000 to the target annual equity grant amount, and (iv) Mr. Pfeifer received an increase of $50,000 to the target annual incentive amount, and $300,000 to the target annual equity grant amount.

Benefits and Perquisites
Our employees are eligible to participate in a full complement of benefit plans. Our named executive officers also participate in enhanced medical and dental plans, life insurance, accidental death and dismemberment, and personal liability coverage at the Company's expense. During fiscal year 2026, our named executive officers were eligible to receive perquisites, including up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, and up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction. In addition, to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for international or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to provide for the well-being of our executives. For more detail on the perquisites that our named executive officers receive, see footnote 8 to the Summary Compensation Table.
Retirement Benefits
We provide retirement benefits to our executives, including our named executive officers, to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose. For a description of these benefits, see "Potential Payments upon Termination or a Change in Control — Retirement Benefits." below.
Employees’ Capital Accumulation Plan
All eligible employees, which includes our named executive officers, may participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. Under this plan, eligible employees, including our named executive officers, receive an annual matching contribution based on their voluntary contributions up to 6% of their eligible annual income, as determined by the Internal Revenue Code of 1986, as amended (the "Code"). Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to the ECAP under the Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.
Non-Qualified Deferred Compensation Plan
As part of our executive compensation program, we offer a non-qualified deferred compensation plan for our executives to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, may elect to contribute up to 100% of their annual cash bonus to this plan. Ms. Inserra was the only named executive officer who elected to participate in the non-qualified deferred compensation plan in fiscal year 2026. For a description of these benefits, see "Non-qualified Deferred Compensation Table" below.
Additional Retirement Benefits
We provide additional retirement benefits to our executives, including our named executive officers, in order to provide them with additional security in retirement and promote a long-term career with our Company. Our named executive officers participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive. Under the Officers' Retirement Plan, an eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $20,000 for each year of service as an executive, pro-rated as appropriate. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.
Mr. Calderone retired during fiscal year 2026. We entered into a retirement letter agreement with Mr. Calderone as discussed below under "Potential Payments upon Termination or a Change in Control — Retirement Benefits"

Executive Ownership Requirements
Equity ownership requirements are in place for our executives, including our named executive officers, to further align their interests to those of our stockholders. Our ownership requirements extend beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as executive equity compensation by the Company. Each executive’s required equity ownership amount is determined as a multiple of his or her base salary. The applicable multiples for our named executive officers are set forth in the table below, as well as a comparison of their approximate actual equity ownership requirement as of the end of the fiscal year:

Named Executive Officers	Ownership Requirement	NEO Actual Ownership [1]
Chief Executive Officer	7x base salary	43.5x base salary
Other named executive officers	4x base salary	10.9x base salary
(1) Ownership for the "other named executive officers" is an average of their equity holdings compared to their respective base salary amounts as of fiscal year-end 2026, excluding Mr. Calderone who retired prior to the end of fiscal year 2026. Performance-based RSUs that vested on March 31, 2026 are included at target for purposes of this calculation.
In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, restricted stock, restricted stock units, and outstanding performance stock units at target, issued under the 2023 Equity Incentive Plan of the Company are considered as owned by the executive. Each of our named executive officers has satisfied his or her individual stock ownership requirement.
Risk Assessment
During fiscal year 2026, our outside compensation consultant, Pay Governance, performed the annual comprehensive risk assessment of our compensation programs. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Compensation, Culture and People Committee, with the information from the external review, concluded that our executive compensation program does not encourage undue risk taking and the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.
Advisory Vote to Approve Executive Compensation
At the 2025 Annual Meeting of Stockholders, approximately 98% of the votes cast were in favor of our executive compensation structure. The Board and Compensation, Culture and People Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. In 2023, the Company’s stockholders approved the recommendation of holding the say-on-pay vote annually. The next advisory vote for the frequency of holding the say-on-pay vote is scheduled for the Annual Meeting of Stockholders in 2029. We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.
Government Limitations on Reimbursement of Compensation Costs
We are subject to applicable federal statutes and the Federal Acquisition Regulation (FAR), which govern the reimbursement of costs by our government customers. Pursuant to the FAR our contracts limit the allowability of reimbursement for compensation to certain, or in some cases all, employees, including our named executive officers, to a benchmark compensation cap established each year by the Office of Management and Budget (OMB). When comparing compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. We adhere to the compensation caps published by OMB. A cap has not been published for 2026. We plan to apply the prior year cap of $671,000 until a new cap is published. Other contracts have higher caps and/or limit the allowable compensation of fewer employees.

Compensation Recovery Provisions (Clawbacks)
The Company maintains a mandatory clawback policy in accordance with Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (the "Rule 10D-1 Clawback Policy"). The Rule 10D-1 Clawback Policy requires the Company to recover from its executive officers certain incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, without regard to any misconduct on the part of the executive and subject to certain limited exceptions. The Rule 10D-1 Clawback Policy applies to incentive-based compensation (whether cash- or equity-based) received by current and former executive officers of the Company during the three fiscal years preceding an accounting restatement and after the effective date of the NYSE listing standards, which was October 2, 2023. The Compensation, Culture and People Committee administers this policy.
We also have provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and all equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans. Such forfeitures and recoveries may occur:
•in the event of an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws with respect to individuals who knowingly or grossly negligently engaged in misconduct or knowingly or grossly negligently failed to prevent the misconduct,
•with respect to individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and,
•to the extent that, based on erroneous data, any award or payment under the Annual Incentive Plan is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations.
In addition, if an individual engages in certain other misconduct, including if (i) the participant’s performance is deemed to contribute substantially to significant financial losses, (ii) the participant’s performance is deemed to contribute substantially to a significant downward restatement of any published results of our company or a subsidiary, (iii) the participant’s conduct results in or contributes substantially to significant reputational harm to our company, (iv) the participant materially breaches applicable legal and/or regulatory requirements, or, with respect to any conduct by other employee(s) that materially breaches or contributes substantially to a material breach of applicable legal and/or regulatory requirements, the participant had supervisory authority over the employee(s) or business area engaged in the conduct and knew of, or was willfully blind to, such conduct, (v) the participant’s conduct constitutes cause or (vi) the participant’s conduct results in or contributes substantially to a material breach of our applicable internal policies and procedures, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to the Company of any equity award (including gains on the sale of the stock, if any) that vested, was paid, or settled in the 24 months prior to or any time after the individual engaged in such misconduct.
The 2023 Equity Incentive Plan of the Company and the Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement, and recoupment under any applicable clawback policies that may be adopted by the Board or our Compensation, Culture and People Committee, including our Rule 10D-1 Clawback Policy.

Certain Change in Control Provisions
Equity Awards

The 2023 Equity Incentive Plan of the Company (the “Equity Incentive Plan”) was approved by our stockholders in July 2023 and governs equity awards made in fiscal years 2025 and 2026 to our named executive officers. The Equity Incentive Plan provides that, upon a change in control, unless otherwise determined by the Compensation, Culture and People Committee or as otherwise provided in an award agreement, any unvested or unexercisable time-based and performance-based awards granted under the Equity Incentive Plan will not become fully vested upon the occurrence of a change in control, and will instead be honored, assumed or substituted following the change in control, so long as such substitute awards (i) provide a participant with rights and entitlements (including economic value) that are substantially equivalent to or better than the rights and terms applicable to the awards held by such participant immediately prior to the change in control, and (ii) provide for accelerated vesting upon an involuntary termination of a participant’s employment without cause or for good reason within two years following the occurrence of the change in control. If the awards are not honored, assumed or substituted upon a change in control, then any time-based awards granted under the Equity Incentive Plan, including time-based options and time-based restricted stock units, will fully vest, and a portion of any outstanding performance-based awards granted under the Equity Incentive Plan, including performance-based restricted stock units, will vest based on performance achieved as of the consummation of the transaction constituting a change in control.
With respect to outstanding equity awards granted to our named executive officers under the Third Amended and Restated Equity Incentive Plan (the "Prior Equity Incentive Plan") in fiscal year 2024 pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control:
•all time-based options and time-based restricted stock units shall remain outstanding and vest on the applicable vesting date, subject to the continued employment or service of the participant with the Company or any subsidiary thereof through such vesting date. However, if the participant’s employment or service is terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) within two years following the effective date of the change in control transaction (each, a "Qualifying Termination"), such outstanding options and restricted stock units will vest as of the date of such termination; and
•unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such vesting date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated in a Qualifying Termination within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of such termination.
“Change in control” is generally defined in our Equity Incentive Plan to mean the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.
Retiree Medical Plan
If, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).

Policies on Timing of Equity Grants
It is our policy not to time the granting of equity awards, including stock option awards, in relation to the release of material non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. Annual equity awards to all officers, including the named executive officers, are typically granted by the Compensation, Culture and People Committee at its prescheduled meeting in May of each fiscal year. We generally grant equity awards to newly hired and promoted executive officers at the subsequently scheduled Compensation, Culture and People Committee or Board meeting following the respective effective date of the hire or promotion. Effective in fiscal year 2026, we amended our equity grant practices such that any equity grant made in the month of an earnings release will be made on the first business day following such release. This change is intended to better align with broader market practice. We do not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Effect of Accounting and Tax Treatment on Compensation Decisions
The Compensation, Culture and People Committee has from time to time considered the potential impact of Section 162(m) of the Code, or Section 162(m), on elements of our compensation program. Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees.” The 2017 Tax Cuts and Jobs Act made certain changes to Section 162(m), including repealing the performance-based compensation exception and expanding the scope of persons covered by the limitations on deductibility under Section 162(m). Accordingly, compensation paid after March 31, 2018 to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not modified in any material respect after that date.
Our Compensation, Culture and People Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders and does not have a policy requiring compensation to be fully deductible under Section 162(m). As a result of the elimination of the exemption for qualified performance-based compensation, our Compensation, Culture and People Committee pays and expects to continue paying compensation at levels that are not deductible under Section 162(m).
Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation, Culture and People Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.
Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan contain provisions that, in certain circumstances, accelerate vesting of all or a portion of the awards in connection with a change in control and Qualifying Termination within two years following the change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards[3]	Non-Equity Incentive Plan Compensation [4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5]	All Other Compensation [8]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski Chairman and Chief Executive Officer	2026	1,500,000	—	10,248,071	—	1,800,000	20,000	232,706	13,800,777
	2025	1,500,000	—	10,531,335	—	1,720,000	20,000	227,804	13,999,139
	2024	1,500,000	—	10,406,765	—	3,200,000	255,000	231,993	15,593,758
Kristine Martin Anderson President and Chief Operating Officer	2026	900,000	—	2,048,762	—	697,500	20,000	194,961	3,861,223
	2025	900,000	—	5,234,753	—	666,500	20,000	191,393	7,012,646
	2024	900,000	—	1,819,869	—	1,040,000	150,000	162,650	4,072,519
Richard C. Crowe [6] Executive Vice President, Chief Growth Officer	2026	650,000	—	1,331,712	—	585,000	20,000	207,957	2,794,669
	2025	650,000	—	4,498,212	—	559,000	20,000	156,892	5,884,104
	2024	—	—	—	—	—	—	—	—
Andrea D. Inserra [6] Executive Vice President, President of Global Defense Sector	2026	600,000	—	1,229,323	250,021	540,000	20,000	226,550	2,865,894
	2025	—	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—	—
Thomas J. Pfeifer [6] Executive Vice President, President of National Security Sector	2026	650,000	—	1,331,712	—	540,000	20,000	193,240	2,734,952
	2025	—	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—	—
Matthew A. Calderone [7] Former Executive Vice President, Chief Financial Officer	2026	625,000	—	1,741,486	—	567,743	16,800	186,272	3,137,301
	2025	750,000	—	4,919,130	—	645,000	20,000	164,613	6,498,743
	2024	650,000	—	1,455,856	—	1,040,000	130,000	154,948	3,430,804
(1)Compensation is provided only for fiscal years for which each individual qualified as a named executive officer. The fiscal year runs from April 1 through March 31 of the subsequent calendar year. Mr. Calderone's base salary for fiscal year 2026 reflects partial- year service through his retirement date.
(2)This column reflects the aggregate grant date fair value of the time- and performance-based restricted stock units granted to our named executive officers in fiscal year 2026. The grant date fair value of the time-based restricted stock units is measured in accordance with FASB ASC 718 and based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of the performance-based restricted stock units is calculated using a Monte-Carlo model for each award on the date of grant, as determined under FASB ASC 718 based on the probable outcome of the performance condition as of the grant date. This column reflects the grant assumptions set forth in Note 17 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive. Assuming the maximum level of performance is achieved, the value at the grant date of the fiscal year 2026 performance-based restricted stock units reflected in this column would be as follows: Mr. Rozanski, $15,283,284; Ms. Anderson, $2,996,825, Mr. Crowe, $1,947,875, Ms. Inserra, $1,798,073, Mr. Pfeifer, $1,947,875, and Mr. Calderone, $2,547,418. Pursuant to the terms of the Equity Incentive Plan and applicable award agreements, Mr. Calderone forfeited the grants of time- and performance-based restricted stock units received in fiscal year 2026 upon his retirement from the Company effective February 1, 2026.
(3)This column reflects the aggregate grant date fair value of the stock options granted to Ms. Inserra in fiscal year 2026 in connection with her appointment to the Leadership Team, computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 17 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amount in this column does not reflect the value, if any, that ultimately may be realized by the executive.
(4)This column reflects the fiscal year 2026 annual cash incentive bonus program, which provides awards based on the achievement of corporate performance objectives. The amounts reported in this column relate to the year in which such bonuses were earned by each of our named executive officers. For Mr. Calderone, his annual cash incentive bonus was prorated for the portion of fiscal year 2026 that elapsed prior to his retirement date. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive” for additional detail regarding the annual performance bonus program.
(5)This column reflects the change in the actuarial present value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers from fiscal year-end 2025 to fiscal year-end 2026.
(6)Ms. Inserra and Mr. Pfeifer were not named executive officers in fiscal years 2024 and 2025. Mr. Crowe was not a named executive officer in fiscal year 2024. Accordingly, no compensation information is provided for Ms. Inserra, and Messrs. Pfeifer and Crowe for those respective fiscal years.
(7)Mr. Calderone, former Executive Vice President, Chief Financial Officer, retired in fiscal year 2026.
(8)The table below describes the elements included in All Other Compensation for fiscal year 2026.

OTHER COMPENSATION TABLE
Name	Financial Counseling [a]	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [b]	Executive Medical and Retiree Plan Contributions	Life Insurance	Other [c]	Total
	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	15,830	21,000	31,000	72,129	6,426	86,321	232,706
Kristine Martin Anderson	14,999	21,000	31,000	72,129	6,426	49,407	194,961
Richard C. Crowe	18,107	21,000	31,000	72,129	7,218	58,503	207,957
Andrea D. Inserra	15,088	21,000	31,000	72,129	5,070	82,263	226,550
Thomas J. Pfeifer	15,000	21,000	31,000	72,129	15,204	38,907	193,240
Matthew A. Calderone	17,572	21,000	31,000	70,288	3,376	43,036	186,272
(a)This column reflects the standard financial counseling benefit received by each named executive officer pursuant to the Company's Officer Perquisites Policy, which is limited to $15,000 on a calendar year basis. Values shown for certain named executive officers may appear to exceed this amount because the program is administered internally on a calendar year basis, which ended December 31, 2025, while the values in the table reflect our fiscal year period, which ended March 31, 2026.
(b)This column represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis—Compensation Elements—Retirement Benefits.”
(c)This column includes dental, supplemental medical, accident insurance, personal excess liability coverage, and vehicle parking for each named executive officer, as well as an anniversary gift for Ms. Anderson. This column also includes security and protection services for Mr. Rozanski ($54,401), as well as Mses. Anderson and Inserra ($12,387 each) and Messrs. Crowe ($13,092) and Pfeifer ($12,387).

GRANTS OF PLAN-BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	All Other Option Awards; Number of Securities Underlying Options[4]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards [5] ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)
Horacio D. Rozanski
Annual Incentive Plan		7/22/2025	—	2,000,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	7/28/2025	7/22/2025	—	—	—	28,566	57,133	137,119	—	—	—	6,368,044
Equity Incentive Plan	5/27/2025	5/20/2025	—	—	—	—	—	—	35,334	—	—	3,880,027
Kristine Martin Anderson
Annual Incentive Plan		7/22/2025	—	775,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	7/28/2025	7/22/2025	—	—	—	5,601	11,203	26,887	—	—	—	1,248,686
Equity Incentive Plan	5/27/2025	5/20/2025	—	—	—	—	—	—	7,286	—	—	800,076
Richard C. Crowe
Annual Incentive Plan		7/22/2025	—	650,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	7/28/2025	7/22/2025	—	—	—	3,641	7,282	17,476	—	—	—	811,652
Equity Incentive Plan	5/27/2025	5/20/2025	—	—	—	—	—	—	4,736	—	—	520,060
Andrea D. Inserra
Annual Incentive Plan		7/22/2025	—	600,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	7/28/2025	7/22/2025	—	—	—	3,361	6,722	16,132	—	—	—	749,234
Equity Incentive Plan	5/27/2025	5/20/2025	—	—	—	—	—	—	4,372	—	—	480,089
Equity Incentive Plan	5/27/2025	5/27/2025	—	—	—	—	—	—		9,353	109.81	250,021
Thomas J. Pfeifer
Annual Incentive Plan		7/22/2025	—	600,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	7/28/2025	7/22/2025	—	—	—	3,641	7,282	17,476	—	—	—	811,652
Equity Incentive Plan	5/27/2025	5/20/2025	—	—	—	—	—	—	4,736	—	—	520,060
Matthew A. Calderone
Annual Incentive Plan		7/22/2025	—	750,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	7/28/2025	7/22/2025	—	—	—	4,761	9,523	22,855	—	—	—	1,061,434
Equity Incentive Plan	5/27/2025	5/20/2025	—	—	—	—	—	—	6,193	—	—	680,053
(1)Reflects the target bonus for fiscal year 2026 under our Annual Incentive Plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The Annual Incentive Plan is described more fully under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive.” Non-equity incentive plan awards have no minimum threshold or maximum payouts, although our plan does limit the annual amount of bonus an individual can earn to $5,000,000. The actual cash bonuses paid for fiscal year 2026 are reflected in the Summary Compensation Table. In connection with his retirement, Mr. Calderone received a prorated bonus for fiscal year 2026 in the amount reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)Reflects the target number of performance-based restricted stock units granted pursuant to the Equity Incentive Plan in July 2025. The performance-based restricted stock units are determined by the Company's performance against two financial metrics, Adjusted EBITDA (75% weighting) and Revenue (25% weighting), and a relative Total Shareholder Return multiplier, measured based on average annual growth rate over a three-year period against performance targets set near the start of the performance period. The threshold payout for the performance-based restricted stock units is reflected at 50% of target and does not include a modifier for TSR performance. The maximum payout is reflected at 240% of target, with inclusion of the maximum TSR modifier of 120% to represent absolute maximum performance. See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants. Pursuant to the terms of the Equity Incentive Plan and applicable award agreements, Mr. Calderone forfeited the grant of performance-based restricted stock units received in fiscal year 2026 upon his retirement from the Company effective February 1, 2026.
(3)Reflects the time-based restricted stock units granted pursuant to the Equity Incentive Plan in May 2025, which vest in equal annual installments over three years based on the continued employment of the named executive officer. See "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants. Pursuant to the terms of the Equity Incentive Plan and applicable award agreements, Mr. Calderone forfeited the grant of time-based restricted stock units received in fiscal year 2026 upon his retirement from the Company effective February 1, 2026.
(4)Reflects the stock options granted to Ms. Inserra pursuant to the Equity Incentive Plan in May 2025 in connection with her appointment to the Leadership Team. The stock options vest in equal annual installments over five years based on Ms. Inserra's continued employment through each applicable vesting date.

(5)The grant date fair value for time-based restricted stock units is measured in accordance with FASB ASC 718 and based on the closing price of the Company’s common stock on the date of grant. The grant date fair value for performance-based restricted stock units is calculated using a Monte-Carlo model for each award on the date of grant, as determined under FASB ASC 718 based on the probable outcome of the performance condition as of the grant date. The grant date fair value for the time- and performance-based restricted stock units reflects the grant assumptions set forth in Note 17 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which are incorporated by reference herein.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) [4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) [5]
Horacio D. Rozanski	7/28/2025								57,133	4,458,088
	5/27/2025						23,556	1,838,075
	5/23/2024								20,084	1,567,155
	5/23/2024						8,489	662,397
Kristine Martin Anderson	7/28/2025								11,203	874,170
	5/27/2025						4,858	379,070
	5/23/2024								3,938	307,282
	5/23/2024								4,923	384,142
	5/23/2024						3,282	256,094
	5/23/2024						1,751	136,631
	5/22/2019	10,195			62.12	5/22/2029
	1/29/2019	12,947			47.99	1/29/2029
	5/23/2018	26,716			41.28	5/23/2028
Richard C. Crowe	7/28/2025								7,282	568,214
	5/27/2025						3,158	246,419
	5/23/2024								2,560	199,757
	5/23/2024						1,138	88,798
	5/23/2024								4,923	384,142
	5/23/2024						3,282	256,094
	5/27/2022	8,685	5,793		86.86	5/27/2032
	5/22/2019	20,391			62.12	5/22/2029
Andrea D. Inserra	7/28/2025								6,722	524,518
	5/27/2025	1,870	7,483		109.81	5/27/2035
	5/27/2025						2,915	227,457
	5/23/2024						472	36,830
	5/23/2024								656	51,188
	5/23/2024								236	18,415
Thomas J. Pfeifer	7/28/2025								7,282	568,214
	5/27/2025						3,158	246,419
	5/23/2024						1,051	82,010
	5/23/2024								2,363	184,385
	7/29/2022	7,950	5,300		95.98	7/28/2032
	5/17/2022	12,032	3,008		83.38	5/17/2032
	5/17/2017	16,090			35.63	5/17/2027
Matthew A. Calderone	5/23/2024						1,488	116,109
	5/17/2022	9,024			83.38	5/17/2032
(1)The options reported in this column were granted to Messrs. Crowe and Pfeifer pursuant to the Prior Equity Incentive Plan, and to Ms. Inserra pursuant to the Equity Incentive Plan, and will vest and become exercisable, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	Option Exercise Price ($)	May 31, 2026	July 31, 2026	March 31, 2027	May 31, 2027	July 31, 2027	March 31, 2028	March 31, 2029	March 31, 2030	Total
Richard C. Crowe	86.86	2,895			2,898					5,793
Andrea D. Inserra	109.81			1,871			1,870	1,871	1,871	7,483
Thomas J. Pfeifer	83.38			3,008						3,008
	95.98		2,650			2,650				5,300
Upon a change in control, such options will remain outstanding and vest on the original vesting date, subject to the continued employment or service through such date; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, the outstanding options will vest as of the date of termination.

(2)    The time-based restricted stock units reported in this column will vest, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	March 31, 2027	March 31, 2028	Total
Horacio D. Rozanski	20,267	11,778	32,045
Kristine Martin Anderson	7,462	2,429	9,891
Richard C. Crowe	5,999	1,579	7,578
Andrea D. Inserra	1,929	1,458	3,387
Thomas J. Pfeifer	2,630	1,579	4,209
Matthew A. Calderone	1,488	—	1,488
Upon a change in control, such outstanding time-based restricted stock units will remain outstanding and vest on the original vesting date, subject to the continued employment or service through such date; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, the outstanding time-based restricted stock units will vest as of the date of termination.
(3)    The market value reported in this column has been determined based on the fair market value of our common stock on March 31, 2026 of $78.03.
(4)    This column reflects the number of performance-based restricted stock units based on achievement of maximum performance, which was 240% of the target grant amount for fiscal year 2025 and 240% for fiscal year 2026, rounded down to the nearest whole share. The table below reflects, for fiscal year 2025 and fiscal year 2026, the number of performance-based restricted stock units outstanding at fiscal year-end assuming achievement of target performance for the named executive officers.

Name	March 31, 2027	March 31, 2028	Total
Horacio D. Rozanski	40,169	57,133	97,302
Kristine Martin Anderson	17,723	11,203	28,926
Richard C. Crowe	14,966	7,282	22,248
Andrea D. Inserra	1,785	6,722	8,507
Thomas J. Pfeifer	4,726	7,282	12,008
For performance-based restricted stock units granted in fiscal year 2025, vesting opportunity ranges from 0-240% based on actual performance during the three-year performance period compared to the three-year cumulative Adjusted EBITDA and Revenue performance financial goals and a relative Total Shareholder Return multiplier relative to the S&P Software and Services Select Industry Index. For performance-based restricted stock units granted in fiscal year 2026, vesting opportunity ranges from 0-240% based on actual performance during the three-year performance period compared to the annual growth rate over three years for Adjusted EBITDA and Revenue performance financial goals and a relative Total Shareholder Return multiplier relative to the S&P Software and Services Select Industry Index. Upon a change in control, the unvested performance-based restricted stock units will be treated as set forth above under the heading "Certain Change in Control Provisions — Equity Awards."
(5)    The market value reported in this column has been determined based on threshold performance of 50% for fiscal year 2025 and at target performance of 100% for fiscal year 2026, rounded down to the nearest whole share, using the fair market value of our common stock on March 31, 2026 of $78.03.

Option Exercises and Stock Vested Table
The table below provides information on vesting of the restricted stock units and exercise of the stock options of each of our named executive officers during fiscal year 2026:

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting [2] ($)
Horacio D. Rozanski	—	—	157,268	12,145,339
Kristine Martin Anderson	—	—	40,372	3,390,413
Richard C. Crowe	—	—	20,516	1,587,554
Andrea D. Inserra	—	—	5,343	413,948
Thomas J. Pfeifer	—	—	14,109	1,090,401
Matthew A. Calderone	—	—	3,567	278,333
(1)Includes performance-based restricted stock units earned by our named executive officers, as applicable, in connection with the fiscal years 2024-2026 performance period that vested on March 31, 2026 for all named executive officers and a portion of the time-based restricted stock units granted in previous fiscal years that vested on March 31, 2026.
(2)The value realized on vesting is calculated based on fair market value on the last trading day of the fiscal year, March 31, 2026, for time-based restricted stock units and fair market value on the applicable vesting date, May 19, 2026, for performance-based restricted stock units, multiplied by the number of shares of our common stock underlying such award.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if any of the fiscal year 2026 named executive officers retire of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive, such executive will be entitled to receive a single lump sum retirement payment equal to $20,000 for each year of service as an executive, pro-rated as appropriate. As of fiscal year-end, all of the fiscal year 2026 named executive officers are eligible to receive benefits under the Officers’ Retirement Plan upon retirement, as shown in the table below. For a description of these benefits, see "Potential Payments upon Termination or a Change in Control — Retirement Benefits" below.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefits ($)[2]	Payments During Last Fiscal Year ($)[3]
Horacio D. Rozanski	Officers' Retirement Plan	26.5	530,000	—
Kristine Martin Anderson	Officers' Retirement Plan	16.0	320,000	—
Richard C. Crowe	Officers' Retirement Plan	12.0	240,000	—
Andrea D. Inserra	Officers' Retirement Plan	14.0	280,000	—
Thomas J. Pfeifer	Officers' Retirement Plan	17.5	350,000	—
Matthew A. Calderone	Officers' Retirement Plan	13.8	—	276,000
(1)The number of years of credited service is less than the named executive officer’s number of actual years of service with the Company, as only the named executive officer’s service as an executive is relevant for purposes of the benefits available under the Officers’ Retirement Plan.

(2)The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under FASB ASC 715-30, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions, as set forth in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which are incorporated by reference herein. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

(3)Mr. Calderone received a payment during fiscal year 2026 associated with his retirement effective February 1, 2026.

Non-Qualified Deferred Compensation Table
The following table shows information regarding the participation of our named executive officers in the Deferred Compensation Plan as of March 31, 2026.

NON-QUALIFIED DEFERRED COMPENSATION PLAN TABLE
Name	Executive Contributions in Fiscal Year 2026 [1]	Company Contributions in Fiscal Year 2026	Aggregate Earnings in Fiscal Year [2]	Aggregate Withdrawals/Distributions	Aggregate Balance at March 31, 2026
Horacio D. Rozanski	—	—	—	—	—
Kristine Martin Anderson	—	—	—	—	—
Richard C. Crowe	$111,800	—	$191,680	—	$1,160,522
Andrea D. Inserra [3]	$291,210	—	$263,225	—	$1,547,745
Thomas J. Pfeifer	—	—	—	—	—
Matthew A. Calderone	—	—	—	—	—
(1)The amounts reported in this column reflect executive contributions to the Deferred Compensation Plan that became effective in fiscal year 2026 and is attributable to the executive's election to defer all or a portion of their fiscal year 2025 annual performance bonus. For each of Mr. Crowe and Ms. Inserra, these executive contributions are reported in the "Non-Equity Incentive Plan Compensation" column for the fiscal year 2025 in the Summary Compensation Table.
(2)Aggregate earnings were not included in the Named Executive Officer's compensation in the last completed fiscal year in the Summary Compensation Table.
(3)Ms. Inserra is the only Named Executive Officer who enrolled in the fiscal year 2026 Deferred Compensation Plan, and her contributions to the Deferred Compensation Plan for such fiscal year will become effective only in fiscal year 2027.
Our non-qualified deferred compensation plan (or Deferred Compensation Plan) allows eligible executives to defer all or a portion of their annual bonus to this plan. Participants make an irrevocable election to defer compensation in March prior to the fiscal year in which it is earned. Amounts deferred under the Deferred Compensation Plan, as adjusted for applicable earnings gains and losses and fees, are credited to an account in the participant’s name. Contributions made to the plan are immediately vested and remain fully vested at all times. Participants may select at any time from a diversified menu of notional investment options, and the value of their Deferred Compensation Plan account balance may increase or decrease based on the performance of their selected investment options. In fiscal year 2026, the average annual return on the investment options available for the Deferred Compensation Plan was 15.3%.

Deferred Compensation Plan participants may elect to receive distributions of their deferred amounts either upon separation from service or as of a specified in-service distribution date. Distributions will be made in a lump sum payment unless the participant elects installment payments over a period between two and ten years. In case of an unforeseeable emergency that causes a severe financial hardship for a participant, the Compensation, Culture and People Committee of the Board of Directors or its designee may approve a distribution under the Deferred Compensation Plan to the participant without penalty in an amount necessary to help alleviate the hardship to the extent permitted by Section 409A of the tax code. All distributions are taxable income as of the date of the withdrawal.

Potential Payments upon Termination or a Change in Control
Transition Pay
Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability, and terminations for cause, each named executive officer is eligible for transition pay equal to three months of base pay, as well as a lump sum payment equal to one month of base pay for each completed year as an executive, up to a maximum of nine months’ base pay. Additionally, the Company will reimburse each named executed officer for up to $30,000 for outplacement career services and up to three months of premium costs in accordance with the Continuous Omnibus Budget Reconciliation Act, "COBRA", based on the eligible healthcare plan(s) in which the named executive officer is enrolled. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Retirement Benefits
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $20,000 for each year of service as an executive, pro-rated as appropriate. In addition, each of our named executive officers and their eligible dependents are also entitled to receive the benefit of Company-paid retiree medical and dental coverage post-retirement.
During fiscal year 2026, we entered into a retirement letter agreement with Mr. Calderone pursuant to which he remained eligible for the fiscal year 2026 annual bonus, prorated for the portion of fiscal year 2026 that elapsed prior to the retirement date, and payable on the Company’s regular payment date for fiscal year 2026 bonuses, subject to Company performance. In addition, the equity awards held by Mr. Calderone as of his retirement date were generally treated in accordance with the term of the Equity Incentive Plan and applicable award agreements. Upon Mr. Calderone's retirement (i) the outstanding time-based restricted stock units granted to Mr. Calderone on May 27, 2025 and the one-time time-based restricted stock units grants to him on May 23, 2024 were forfeited, and (ii) all outstanding performance-based restricted stock units granted to Mr. Calderone were also forfeited since (a) his retirement did not meet the conditions of a "qualifying permanent retirement" (as discussed below) at any time with respect to the annual performance-based restricted stock units granted to him on July 22, 2025, May 23, 2024, and May 25, 2023, and (b) the one-time performance-based restricted stock units grant to Mr Calderone on May 23, 2024 did not include a "qualifying permanent retirement" provision. The outstanding time-based restricted stock units associated with annual equity compensation granted to Mr. Calderone on each of May 23, 2024 and May 25, 2023 were permitted to continue to vest following his retirement, subject to forfeiture for competitive activity and other terms and conditions of the Equity Incentive Plan and applicable award agreements.
Treatment of Equity Awards
In addition, our Equity Incentive Plan and the award agreements governing the equity awards held by our named executive officers include provisions related to the treatment of the awards upon a termination of employment:
Death
In the event of a named executive officer’s termination of employment due to death, (i) unvested options immediately vest and remain outstanding until the first anniversary of the termination date, or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock immediately vest, and (iii) unvested performance-based restricted stock units immediately vest at target award levels.
Disability
In the event of a named executive officer’s termination of employment due to disability, (i) unvested options continue to vest on the normal schedule, and vested options will remain outstanding until the first anniversary of the termination date (or for options vesting after the termination date, the first anniversary of the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).

For Cause
In the event of a named executive officer’s termination of employment for cause (as defined in the applicable award agreement), all vested and unvested options, and all unvested time-based restricted stock units, restricted stock, and performance-based restricted stock units are immediately forfeited and canceled, effective as of the termination date.
Qualifying Permanent Retirement
If a named executive officer’s employment is terminated by reason of a qualifying permanent retirement on or after March 31 of the first fiscal year of a performance period, unvested performance-based restricted stock units will continue to vest on the vesting date based on actual achievement of the performance goals as if employment had not terminated, except as otherwise noted below. In the event of a retirement occurring prior to March 31 of the first fiscal year of the performance period, or if at any time if the retirement is not a qualifying permanent retirement, all unvested performance-based restricted stock units will be immediately forfeited. Certain one-time performance-based restricted stock units granted to Ms. Anderson and Messrs. Calderone and Crowe in fiscal year 2025 did not include a qualifying permanent retirement condition and will be forfeited upon each such Named Executive Officer's retirement if outstanding at such time. Mr. Calderone forfeited his one-time grant of performance-based restricted stock units received in fiscal year 2025 upon his retirement from the Company effective February 1, 2026.
Any Other Termination
In the event of a named executive officer’s termination of employment for any reason other than death, disability, a qualifying permanent retirement after the first fiscal year of a performance period (in the case of the performance-based restricted stock units), or cause, unvested options are immediately forfeited and canceled, and vested options remain outstanding until the 90th day following the termination date, or if earlier, the option’s expiration date, and unvested time-based restricted stock units and performance-based restricted stock units are immediately forfeited, in each case unless otherwise determined by our Compensation, Culture and People Committee.
Non-Competition Agreements
To the extent legally permissible, the named executive officers are party to agreements that include non-competition, non-solicitation, and non-recruitment covenants, which generally cover the period during which the executive is employed with us and for one year following termination of employment, along with perpetual confidentiality covenants. If the named executive officer breaches these agreements or otherwise engages in competitive activity as defined in the Equity Incentive Plan, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, or was paid or settled, in the 12 months prior to, or any time after, such breach or the date the individual otherwise engaged in such competitive activity.
Change in Control Protections
We do not have change in control agreements with any of our employees.
Equity Awards

With respect to equity awards granted to our named executive officers under the Equity Incentive Plan in fiscal years 2025 and 2026, pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control, unless otherwise determined by the Compensation, Culture and People Committee or as otherwise provided in an award agreement, any unvested or unexercisable time-based and performance-based awards granted under the Equity Incentive Plan will not become fully vested upon the occurrence of a change in control, and will instead be honored, assumed or substituted following the change in control, so long as such substitute awards (i) provide a participant with rights and entitlements (including economic value) that are substantially equivalent to or better than the rights and terms applicable to the awards held by such participant immediately prior to the change in control, and (ii) provide for accelerated vesting upon an involuntary termination of a participant’s employment without cause or for good reason within two years following the occurrence of the change in control. If the awards are not honored, assumed or substituted upon a change in control, then any time-based awards granted under the Equity Incentive Plan, including time-based options and time-based restricted stock units, will fully vest, and a portion of any outstanding performance-based awards granted under the Equity Incentive Plan, including performance-based restricted stock units, will vest based on performance achieved as of the consummation of the transaction constituting a change in control.

    With respect to equity awards granted to our named executive officers under the Prior Equity Incentive Plan in fiscal years 2024, pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control:
•all time-based options and time-based restricted stock units shall remain outstanding and vest on the applicable vesting date, subject to the continued employment or service of the participant with the Company or any subsidiary thereof through such vesting date. However, if the participant’s employment or service is terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) within two years following the effective date of the change in control transaction (each, a "Qualifying Termination"), such outstanding options and restricted stock units will vest as of the date of such termination; and
•unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such vesting date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated in a Qualifying Termination within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of such termination.

Retirement Benefits
If, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as of the last day of fiscal year 2026. If applicable, amounts in the table were calculated using $78.03, the closing fair market value of our common stock on the last trading day of the fiscal year, March 31, 2026. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. For Mr. Calderone, the table sets forth the actual amount of compensation received or receivable in connection with his retirement during fiscal year 2026. The estimated amounts listed below are in addition to any retirement, welfare, and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting		Retirement Plan Benefits[3]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death	—	10,092,946	2	—	2,125,000	4	—		12,217,946
Disability	—	—		—	1,930,823	5	1,369,563	6	3,300,386
Involuntary Termination	1,500,000	—		—	—		56,741	7	1,556,741
Retirement [10]	—	—		530,000	—		1,369,563	8	1,899,563
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	—		—	—		1,369,563	9	1,369,563
Qualifying Termination On or After Change-In-Control	—	10,092,946	2	—	—		—		10,092,946
Kristine Martin Anderson
Death	—	3,028,891	2	—	2,075,000	4	—		5,103,891
Disability	—	—		—	2,130,650	5	1,294,097	6	3,424,747
Involuntary Termination	900,000	—		—	—		56,741	7	956,741
Retirement [10]	—	—		320,000	—		1,294,097	8	1,614,097
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	—		—	—		1,294,097	9	1,294,097
Qualifying Termination On or After Change-In-Control	—	3,028,891	2	—	—		—		3,028,891
Richard C. Crowe
Death	—	2,327,323	2	—	2,054,167	4	—		4,381,490
Disability	—	—		—	1,926,994	5	1,341,997	6	3,268,991
Involuntary Termination	650,000	—		—	—		56,741	7	706,741
Retirement [10]	—	—		240,000	—		1,341,997	8	1,581,997
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	—		—	—		1,341,997	9	1,341,997
Qualifying Termination On or After Change-In-Control	—	2,327,323	2	—	—		—		2,327,323
Andrea D. Inserra
Death	—	928,089	2	—	2,050,000	4	—		2,978,089
Disability	—	—		—	2,279,493	5	1,354,156	6	3,633,649
Involuntary Termination	600,000	—		—	—		56,741	7	656,741
Retirement [10]	—	—		280,000	—		1,354,156	8	1,634,156
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	—		—	—		1,354,156	9	1,354,156
Qualifying Termination On or After Change-In-Control	—	928,089	2	—	—		—		928,089
Thomas J. Pfeifer
Death	—	1,265,413	2	—	2,054,167	4	—		3,319,580
Disability	—	—		—	486,767	5	1,103,756	6	1,590,523
Involuntary Termination	650,000	—		—	—		56,741	7	706,741
Retirement [10]	—	—		350,000	—		1,103,756	8	1,453,756
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	—		—	—		1,103,756	9	1,103,756
Qualifying Termination On or After Change-In-Control	—	1,265,413	2	—	—		—		1,265,413
Matthew A. Calderone
Retirement [10]	—	—		276,000	—		—	8	276,000
(1)Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to three months of base pay, plus one additional month for each year of service as an executive, up to a maximum of nine months’ base pay.
(2)This amount for each named executive officer reflects the value of the equity awards that fully vest upon an involuntary termination of employment (i.e., a termination without "cause" or for "good reason"), on the date of a change in control or upon a named executive officer's death, calculated using $78.03, the closing fair market value of our common stock on the last trading day of the fiscal year, March 31, 2026. The accelerated vesting of these awards is described in more detail above under the heading "Change in Control Protections." In the event of a named executive officer's death, all outstanding time-based restricted stock units immediately vest and all outstanding performance-based restricted stock units immediately vest at target levels.
(3)This column represents the benefits under the Officers’ Retirement Plan, as described above under the heading "Retirement Benefits." The amounts have been calculated using the methodology and assumptions described in footnote 2 to the Pension Benefits Table above. For Mr. Calderone, this column represents the actual amount that he received under the Officers' Retirement Plan in connection with his retirement in fiscal year 2026.
(4)Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Decedents' survivors also receive one month’s base pay.

(5)This amount for each named executive officer includes the present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). This amount was calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FASB ASC 715-30 and 715-60 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.
(6)This amount for each named executive officer includes the actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under FASB ASC 715-60, using the Accumulated Post-Retirement Benefit Obligation, with an adjustment made to retirement age assumptions as required by SEC regulations.
(7)This amount for each named executive officer reflects $30,000 in outplacement assistance and three months' COBRA premiums based on healthcare eligible plan enrollments as of fiscal year end.
(8)This amount for each named executive officer represents the actuarial present value of retiree medical benefits which were calculated as described in footnote 6 above.
(9)This amount for each named executive officer reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.
(10)If the named executive officer’s employment is terminated on or after March 31, 2026 by reason of a “qualifying permanent retirement” (as defined in the applicable award agreement), outstanding unvested performance-based restricted stock units (other than the one-time grants issued to Ms. Anderson and Messrs. Calderone and Crowe in fiscal year 2025) will be eligible to continue to vest on the vesting date, subject to and based on actual achievement of the performance goals. The estimated value of the continued vesting for such performance-based restricted stock units would be $18,221,940, $3,573,150, $2,322,547, $1,593,123, and $2,248,762 for Mr. Rozanski, Ms. Anderson, Mr. Crowe, Ms. Inserra, and Mr. Pfeifer, respectively, calculated based on the closing fair market value of our common stock on last trading day of the fiscal year, March 31, 2026, and assuming achievement of maximum performance levels. With respect to the certain one-time performance-based restricted stock units granted in fiscal year 2025, or in the event of a named executive officer's retirement that at any time is not considered a "qualifying permanent retirement," the outstanding unvested performance-based restricted stock units will be forfeited. Certain outstanding annual performance-based restricted stock units granted to Mr. Calderone on July 22, 2025, May 23, 2024 and May 25, 2023 were eligible for “qualifying permanent retirement” treatment in connection with his retirement on February 1, 2026, subject to the terms of the applicable award agreements; however, Mr. Calderone's retirement did not meet the conditions of a “qualifying permanent retirement” under the terms of the applicable award agreement, therefore all performance-based restricted stock units granted to Mr. Calderone on July 22, 2025, May 23, 2024 and May 25, 2023, were forfeited in connection with his retirement.

Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K ("Item 402(u)"), we are providing the following estimated information for fiscal year 2026:
•the annual total compensation of the median employee (excluding our CEO) was approximately $157,918, which we calculated using the same methodology we used to determine the annual total compensation of our named executive officers for fiscal year 2026 (as set forth in the Summary Compensation Table), and included base salary, any employee bonuses and awards, the Company 401(k) plan match, and the Company-paid portion of the medical and dental benefits;
•the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $13,800,777; and
•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees (the "Pay Ratio") was approximately 87 to 1.
The Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). Additionally, the rules for identifying the "median employee" and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the Pay Ratio reported by us should not be used as a comparison to the information reported by other companies.
Methodology for Identifying Our "Median Employee"
We determined that as of March 31, 2026 our total employee population consisted of approximately 32,085 individuals, including our CEO, and both full-time and part-time employees, of which approximately 30,948 were aligned to offices in the United States or U.S. jurisdictions, and 1,137 to offices in non-U.S. jurisdictions. As the population of employees located in non-U.S. jurisdictions accounts for less than 5% of our total workforce, we were able to rely on the de minimis exception permitted under Item 402(u) and exclude the non-U.S. population from our "median employee" calculation, which included employees located in Australia (30), Belgium (8), Djibouti (2), Eswatini (1), Georgia (1), Germany (518), Greece (1), Italy (34), Japan (190), Republic of Korea (53), Kuwait (2), Lithuania (1), Netherlands (14), Pakistan (30), Poland (1), Romania (1), Kingdom of Saudi Arabia (2), Serbia (1), Singapore (6), Spain (2), Taiwan (1), and the United Kingdom (238). After excluding the non-U.S. population, our CEO, and employees on unpaid leave of absence for the full fiscal year 2026, the resulting adjusted employee population to be used for identifying our "median employee" was 30,947.
We compared the annual salary of our adjusted employee population as reflected in our human resources system of record. This measure was consistently applied to all individuals in the adjusted employee population. This analysis yielded our median salary which identified a single individual, for whom we performed a detailed analysis of the annual total compensation, as discussed below.
Annual Total Compensation Determination
We calculated annual total compensation using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2026 (as set forth in the Summary Compensation Table). Specifically, in addition to the actual salary paid for fiscal year 2026, the calculation of total compensation for our "median employee" included Company-paid portions of health and wellness benefits and qualified retirement plan contributions.

Pay Versus Performance
This Pay Versus Performance (or "PvP") section, along with corresponding tables, has been written in compliance with Item 402(v) of Regulation S-K under the Exchange Act. Compensation Actually Paid (or "CAP") to our named executive officers in each of fiscal years 2022 through 2026 has been calculated in accordance with such PvP rules and is compared below with specific performance measures as required by the rules.
Performance Measures
In accordance with the PvP rules, the most important performance measures we use to link CAP to our named executive officers for fiscal year 2026 to our performance are listed in the table below. These metrics are not in rank order. Under the "Annual Cash Incentive" and "Long-term Equity Incentives" titles in the "Compensation Discussion and Analysis" section of this proxy statement, each of these performance measures is described in depth.

Metric	Metric Type
Adjusted EBITDA	Financial Measure
Revenue	Financial Measure
Capability Amplification	Strategic Measure
Technical Upskilling	Strategic Measure
Advanced Technology Demonstration	Strategic Measure
Pay Versus Performance Table
The CAP figures in the table below do not represent the compensation that the CEO or the NEOs actually earned, realized or received due to the change in fair value of the equity awards over time. As a result, when designing or deciding on the compensation for our NEOs, the Compensation, Culture and People Committee did not take the data in the table into account. Our "Compensation Discussion and Analysis" includes a thorough explanation of the Company's executive pay program and the guiding principles and methodology of the Committee (beginning on page 35).

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year (7)	Summary Compensation Table Total for PEO ($)(000) (1)(2)	Compensation Actually Paid to PEO ($)(000) (1)(3)(4)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(000) (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(000) (1)(3)(4)(5)	BAH Total Shareholder Return ($)	S&P Software & Services Select Industry Index Total Shareholder Return ($)(6)	Net Income ($)(000)(8)	Adjusted EBITDA ($)(000)
2026	13,801	3,269	3,079	285	106	92	850,497	1,229,000
2025	13,999	(2,718)	5,890	2,563	166	198	935,030	1,315,031
2024	15,594	48,237	3,691	8,555	232	192	605,706	1,175,064
2023	12,184	16,036	3,673	2,879	142	152	271,215	1,014,065
2022	11,866	9,938	3,125	3,019	132	181	466,577	935,088
(1)Horacio D. Rozanski is our principal executive officer (PEO) for fiscal years 2022, 2023, 2024, 2025, and 2026. The individuals comprising the non-PEO named executive officers (“Non-PEO NEOs”) for each year presented are listed below.

2022	2023	2024	2025	2026
Lloyd W. Howell, Jr.	Matthew A. Calderone	Matthew A. Calderone	Matthew A. Calderone	Kristine Martin Anderson
Karen M. Dahut	Kristine Martin Anderson	Kristine Martin Anderson	Kristine Martin Anderson	Richard C. Crowe
Nancy J. Laben	Judith H. Dotson	Judith H. Dotson	Richard C. Crowe	Andrea D. Inserra
Susan L. Penfield	Nancy J. Laben	Nancy J. Laben	Nancy J. Laben	Thomas J. Pfeifer
	Karen M. Dahut			Matthew A. Calderone
Lloyd W. Howell, Jr.
(2)Amounts shown for "Summary Compensation Table" total for each applicable fiscal year (i) for the PEO, are the amounts of total compensation as reported in the Summary Compensation Table for the PEO, and (ii) for the Non-PEO NEOs, are the average of the amounts of total compensation as reported in the Summary Compensation Table for such Non-PEO NEOs.

(3)Amounts shown for CAP are computed in accordance with Item 402(v) of Regulation S-K under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation for the PEO and average total compensation for Non-PEO NEOs as reported in the Summary Compensation Table, with certain adjustments as required by Item 402(v) of Regulation S-K and described in footnote 5 below.
(4)For the portion of CAP that is based on year-end stock prices, $78.03 was used for fiscal year 2026, $104.58 was used for fiscal year 2025, $148.44 was used for fiscal year 2024, $92.69 was used for fiscal year 2023, and $87.84 was used for fiscal year 2022.
(5)CAP reflects the exclusions and inclusions of certain amounts from Summary Compensation Table total compensation for the PEO and the Non-PEO NEOs as set forth below under the heading "Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and Non-PEO NEOs." Equity values are calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The valuation methodologies and assumptions used to calculate the equity values included in CAP are based on our grant date fair value of the equity awards as disclosed in the Company’s consolidated audited financial statements filed with the SEC on Form 10-K for the applicable fiscal year, with the adjustments set forth below in the "Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and Non-PEO NEOs" table.
(6)Total stockholder return ("TSR") shown in the table above utilizes the S&P Software & Services Select Index which we use in the stock performance graph required by Item 201(e) of Regulation S-K included in the Company’s consolidated audited financial statements filed with the SEC on Form 10-K for fiscal years 2022, 2023 2024, 2025 and 2026. The comparison of TSR assumes that $100 was invested for the period starting April 1, 2021 through March 31 of the applicable fiscal year in each of the Company’s Common Stock and the S&P Software & Services Select Index. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies included in the S&P Software & Services Select Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.
(7)Amounts shown represent the amount of net income reflected in the Company's audited financial statements filed with the SEC on Form 10-K for the applicable fiscal year.
(8)Pursuant to Item 402(v) of Regulation S-K, we determined annual Adjusted EBITDA to be our most important financial performance measure used to link Company performance to CAP to our PEO and other Non-PEO NEOs in fiscal year 2026. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP. Annually, we review our established performance financial metrics to ensure they maximize stockholder value. As such, we may determine a different financial performance measure in future years.

Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and Non-PEO NEOs
The following table sets forth the adjustments that were made to Summary Compensation Table ("SCT") total compensation to calculate CAP to our PEO and the average CAP to our Non-PEO NEOs for each of the years in the PvP table above. Although the table below includes SCT compensation and CAP totals, the values are not comparable. The SCT values include base salary, short term annual cash incentive, and long-term equity incentives, and all other compensation received by the PEO and Non-PEO NEOs during the applicable fiscal year. The long-term equity incentive values for each year in the SCT are calculated by using the fair value of the grant at the time the grant was made. CAP values include a revaluation of the grants made during fiscal year 2026 at fiscal year-end, plus the fiscal year-over-year change in the fair value of multiple fiscal years of historical equity grants. CAP may be higher or lower than the SCT compensation values because CAP includes multiple fiscal years of grants and the calculation of CAP each year is heavily impacted by the change in the Company's stock price. The actual value of an equity award realized by the PEO or a Non-PEO NEO depends on several factors measured over multiple fiscal years to include but not limited to the Company's stock price, the financial performance of the Company, the relative TSR performance of the Company as compared to a peer group, and timing of stock option exercises.

	Calculation for PEO		Calculation for Average of Non-PEO NEOs
Calculation of Compensation Actually Paid	Fiscal Year 2025($)	Fiscal Year 2026($)	Fiscal Year 2025($)	Fiscal Year 2026($)
SCT Total Compensation	13,999,139	13,800,777	5,889,962	3,078,808
Less aggregate change in actuarial present value of accumulated pension benefits	(20,000)	(20,000)	(20,000)	(19,360)
Less aggregate grant date fair value of stock and option awards in SCT	(10,531,335)	(10,248,071)	(4,333,893)	(1,586,603)
Less fair value at the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	(909,782)
Plus fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	6,278,570	6,500,823	2,487,616	769,085
Plus fair value as of vesting date of awards that are granted and vest in the same year	887,780	919,037	465,616	114,608
Plus change in fair value (whether positive or negative) as of fiscal year-end for awards granted in prior fiscal years that are unvested and outstanding as of the end of the fiscal year	(8,612,420)	(3,571,353)	(1,481,346)	(760,973)
Plus change in fair value (whether positive or negative) as of vesting date (from the end of the prior fiscal year) of awards granted in prior fiscal years for which all applicable vesting conditions were satisfied at fiscal year-end or during the fiscal year	(5,217,476)	(4,427,507)	(520,044)	(406,492)
Plus dollar value of any dividends or other earnings paid on awards during the fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year	498,012	315,560	74,649	5,880
Compensation Actually Paid	(2,717,730)	3,269,266	2,562,560	285,169

Relationship Between Pay Versus Performance Measures and Compensation Actually Paid Descriptions
The charts below display the relationship between CAP to our PEO and the average of CAP to our other NEOs in each of fiscal years 2022 through 2026, and (i) the Company’s cumulative TSR and S&P Software & Services Select Industry Index cumulative TSR, (ii) the Company's GAAP Net Income, and (iii) Adjusted EBITDA over the four-year period from fiscal years 2022 through 2026. For a discussion of how the Compensation, Culture and People Committee assessed the Company's performance and our NEOs' pay each year, see "Compensation Discussion and Analysis" in this Proxy Statement and in the proxy statements for fiscal years 2026, 2025, 2024, 2023, and 2022.

Compensation Actually Paid vs. TSR Performance
(CAP in 000s)
$194
$139
$119
$106
$111
$103
$100
$94
$92
$79
$48,237
$16,036
$9,938
$8,555
$3,019
$2,879
$2,563
$3,269
$285
($2,718)
2022
2023
2024
2025
2026
PEO CAP
Avg. NEO CAP
Booz Allen TSR
S&P Software & Services Select Industry Index

Compensation Actually Paid vs. Net Income
(in 000s)
$466,577
$271,215
$605,706
$935,030
$851,000
$9,938
$3,019
$16,036
$2,879
$48,237
$8,555
($2,718)
$2,563
$3,269
$285
2022
2023
2024
2025
2026
PEO CAP
Avg. NEO CAP
Net Income

Compensation Actually Paid vs. Adjusted EBITDA
(in 000s)
$935,088
$1,014,065
$1,175,064
$1,315,031
$1,229,000
$9,938
$3,019
$16,036
$2,879
$48,237
$8,555
($2,718)
$2,563
$3,269
$285
2022
2023
2024
2025
2026
PEO CAP
Avg. NEO CAP
Adjusted EBITDA

COMPENSATION COMMITTEE REPORT
The Compensation, Culture and People Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation, Culture and People Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION, CULTURE AND PEOPLE
COMMITTEE
Gretchen W. McClain (Chair)
Michèle A. Flournoy
Robert C. O'Brien
Rory P. Read
William M. Thornberry

AUDIT COMMITTEE REPORT
The Audit Committee is composed of six directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Five committee members, Joan Amble, Debra L. Dial, Ellen Jewett, Ryan P. Nolan, and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page 7.
The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics, and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2026 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026 for filing with the SEC.
THE AUDIT COMMITTEE
Ellen Jewett (Chair)
Joan Lordi C. Amble
Debra L. Dial
Arthur E. Johnson
Ryan P. Nolan*
Charles O. Rossotti

*Mr. Nolan was appointed to the Audit Committee effective June 1, 2026 and did not participate in the review of the Company's audited consolidated financial statements for the fiscal year ended March 31, 2026 or the recommendation to include such financial statements in the Form 10-K.

PRE-APPROVAL OF SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2026 and 2025.

(Amounts in thousands)	2026	2025
Audit fees(1)	$4,620	$4,762
Audit-related fees	34	33
Tax fees(2)	—	36
All other fees(3)	7	10
Total	$4,661	$4,841
(1)Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.
(2)Tax fees principally include domestic and foreign tax compliance and advisory services.
(3)All other fees consists of fees not reported under the categories above and primarily includes fees for accounting research software.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2027. E&Y served as our independent auditors for the fiscal year ended March 31, 2026. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the Annual Meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2027.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation, Culture and People Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail in the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our customers, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2026 Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis of this proxy statement.

PROPOSAL 4: STOCKHOLDER PROPOSAL
The Company has been informed that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, a beneficial owner of shares of our Class A common stock having a minimum value as set forth in Rule 14a-8 of the Exchange Act allowing submission of proposals by stockholders meeting certain requirements, intends to present the proposal set forth below at our Annual Meeting (the “Stockholder Proposal”). Mr. Chevedden has owned 50 shares of our Class A common stock since November 20, 2021. The Stockholder Proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of Mr. Chevedden. In accordance with federal securities laws, the proposed stockholder proposal is presented verbatim from his submission. The Company disclaims all responsibility for the content of the resolution and the supporting statement, including other sources referenced in the supporting statement.
For the reasons stated in the Board of Directors’ Statement in Opposition, which follows the Stockholder Proposal, the Board recommends that you vote “AGAINST” the Stockholder Proposal.
Stockholder Proposal

Proposal 4 - Shareholder Right to Act by Written Consent
Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which shareholders hold their shares).
This includes that there be no additional requirements, including procedural requirements, in regard to shareholders acting by written consent other than those specified in § 228 DGCL.
Shareholders acting by written consent is a means that shareholders of a company can use to put forth a proposal on a timely basis without waiting for the next annual shareholder meeting.
Many companies fail to understand that written consent is structured only for issues that have overwhelming shareholder support.
Written consent is a shareholder right that requires the formal backing of a majority of all shares outstanding. This majority support requirement in reality is much more than majority support because it is not economically possible to contact a significant percent of BAH shares to get their formal backing. Thus for an issue to still get majority support from all shares outstanding under written consent it could need 70% to 80% support from the BAH shares that it is economically possible to reach.
Yet many companies incorrectly give the impression that written consent gives too much influence to a minority. The only role for a minority with written consent is to initiate a proposal that has a chance of obtaining 70% to 80% BAH shareholder support. Unless there is 70% to 80% BAH shareholder support an issue fails.
Please vote yes:
Shareholder Right to Act by Written Consent - Proposal 4

Board of Directors’ Statement in Opposition
The Board has carefully considered the Stockholder Proposal and believes that it is not in the best interests of the Company’s stockholders. The Board believes that the Company’s existing governance framework already provides stockholders with effective and appropriate rights to act on important matters while ensuring fairness, transparency and equal participation. For the reasons set forth below, our Board unanimously recommends a vote AGAINST this proposal.
Stockholder Meetings Ensure Fairness and Transparency
The Board strongly believes stockholder meetings—whether annual or special—promote fairness, transparency and informed decision-making in ways that written consents do not. Meetings provide advance notice to all stockholders, ensure dissemination of disclosure materials and offer opportunities for questions and discussion before any vote is taken. By contrast, written consent could enable a subset of stockholders to take action without prior notice to others and possibly without any notice, before other stockholders have the opportunity to consider the matter, evaluate competing viewpoints or engage with the Company and the Board.
Booz Allen Stockholders Have the Right to Call a Special Meeting
Our stockholders already have meaningful rights to raise issues outside of the annual meeting cycle through our special meeting framework, which provides a clear, orderly and inclusive process for considering significant matters between annual meetings. Under our bylaws, stockholders who hold at least 25% of the outstanding shares of our Class A common stock may request that the Company call a special meeting, subject to certain procedural requirements. Special meetings ensure that all stockholders receive disclosures filed with the SEC and can vote at the same time, minimizing the potential for confusion or coercion. In contrast, a written consent process could result in the non-consenting, minority stockholders not receiving any information until after the action has been taken.
Booz Allen has a Corporate Governance Structure that Supports Stockholder Rights and Board Accountability
The Company maintains robust corporate governance practices, including independent leadership, with a Lead Independent Director when the Chair is not independent, and a Board that is majority independent (all directors, other than Mr. Rozanski, are independent). All directors are elected annually. Our bylaws provide for a majority voting standard in uncontested director elections coupled with a director resignation policy, which enhances accountability. We also maintain robust stockholder engagement practices and, consistent with past disclosures, do not have a stockholder rights plan (poison pill) in place. In light of these practices, the Board does not believe that adopting written consent would meaningfully enhance stockholder rights or long-term value.
The Proposal Lacks Procedural Safeguards that Would Allow Stockholders to Make Informed Decisions
The Board believes that adopting written consent could expose the Company and its stockholders to unnecessary risks. Actions by written consent may be undertaken on compressed timelines and without the customary sequencing of SEC filings, broad stockholder outreach or presentation of multiple perspectives that accompany a meeting. This may result in fragmented decision-making that does not reflect the considered judgment of the Company’s stockholders.
Conclusion
For these reasons, the Board believes that the Stockholder Proposal is unnecessary and not in the best interests of the Company’s stockholders. Accordingly, the Board recommends that stockholders vote AGAINST this proposal.
Required Vote and Recommendation
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting represented either in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Jacob D. Bernstein
Secretary
McLean, Virginia
June 11, 2026

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held virtually on July 22, 2026, beginning at 8:00 a.m. (EDT) at www.virtualshareholdermeeting.com/BAH2026.
Why am I receiving these proxy materials?
You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules, and describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the Annual Meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2026 and the proxy card, or a voting instruction card, for the Annual Meeting.
Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.
If you submit a proxy by using the Internet, by calling, or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, Chairman and Chief Executive Officer, and Jacob Bernstein, Deputy General Counsel and Secretary, (with full power of substitution) as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance by using the Internet, by calling, or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the "Notice and Access" rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by submitting a request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact and cost of the Annual Meeting.
How can I sign up for the electronic proxy delivery service?
You can elect to receive an email that provides a link to our future proxy materials on the Internet. The proxy card or the instructions that accompanied your proxy materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I attend and participate in the virtual Annual Meeting?
You will be able to virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BAH2026. Although it will be a virtual-only meeting, the Company wants to assure its stockholders of its commitment to ensuring that the Annual Meeting provides its stockholders with the same rights and opportunities to participate as in an in-person meeting, including the ability to ask questions of the Board and management.
To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time on July 22, 2026. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 7:45 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting.
You may submit a question during the meeting by visiting www.virtualshareholdermeeting.com/BAH2026 and following the instructions on the website. The Company will post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company's Investor Relations portion of our website at investors.boozallen.com, as soon as practicable after the Annual Meeting. The Chair of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting.
In addition, the Company will have technicians ready beginning fifteen minutes prior to the meeting to assist participating stockholders with any technical difficulties they may have accessing the virtual meeting. If participating stockholders encounter any difficulties accessing the virtual meeting during check-in or the meeting, they may call the technical support number that will be posted on the virtual meeting platform log-in page.
Who is entitled to vote at the Annual Meeting?
Holders of the Company’s Class A common stock are entitled to vote at the Annual Meeting. The Board has established the record date for the Annual Meeting as June 1, 2026. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
How many shares must be present to hold the Annual Meeting?
In order for us to lawfully conduct business at the Annual Meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person at the Annual Meeting or represented by proxy. This is referred to as a quorum. Stockholders who attend the Annual Meeting online at www.virtualshareholdermeeting.com/BAH2026 will be deemed to be in person attendees for purposes of determining if a quorum has been met. If a quorum is present, we can hold the Annual Meeting and conduct business.
How many shares may I vote?
On June 1, 2026, 119,934,041 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.
What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of ten director nominees	FOR each nominee	7
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2027	FOR	73
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement	FOR	74
No. 4	If properly presented at the Annual Meeting, a non-binding advisory vote on a stockholder proposal	AGAINST	75

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we are sending the Notice of Internet Availability of Proxy Materials to you directly.
If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the Notice of Internet Availability of Proxy Materials will be forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions noted below.
What is the procedure for voting?
If you are a stockholder of record of Class A common stock, you can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
If you are a beneficial owner of Class A common stock, you must obtain a proxy, executed in your favor, from the stockholder of record to be able to vote virtually at the Annual Meeting. You can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
Can I change my proxy?
You may revoke your proxy before it is voted at the Annual Meeting by delivering a signed revocation letter to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are virtually attending the Annual Meeting, you may revoke your proxy by virtually attending the Annual Meeting and voting during the Annual Meeting. Virtual attendance at the Annual Meeting will not by itself revoke a proxy.
Can other matters be decided at the Annual Meeting?
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
What is the vote required for each proposal?
For proposal 1, each of the directors shall be elected by a majority of the votes validly cast at the Annual Meeting. For proposals 2, 3 and 4, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting on the subject matter in question represented either in person or by proxy at the Annual Meeting.
What if I am a stockholder of record and do not provide voting instructions when returning a proxy?
Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:
•FOR the election of all director nominees as set forth in this proxy statement;
•FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2027;
•FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and
•AGAINST the approval, on a non-binding, advisory basis, of the stockholder proposal.

What if I am a beneficial owner and do not give voting instructions to my broker?
If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors and the advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.
How are abstentions and broker non-votes counted?
Abstentions will be treated as present for purposes of determining a quorum. Abstentions will have the effect of a vote “against” the proposals for the ratification of an independent registered accounting firm, the advisory vote on the compensation program for the Company's named executive officers, and the stockholder proposal. However, abstentions will have no effect on the outcome of the election of directors.
Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the proposals for the election of directors, the advisory vote on the compensation program for the Company's named executive officers, and the stockholder proposal. Discretionary voting by a broker will be permitted for the proposal for the ratification of an independent registered public accounting firm, which is the only routine proposal.
Who will count the votes?
A representative from Broadridge Financial Services will tabulate the votes and the results will be certified by the inspector of election.
Who will bear the costs of soliciting votes for the Annual Meeting?
The Company will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a Notice of Internet Availability of Proxy Materials to you and make the proxy materials available via the Internet at www.proxyvote.com, which may be accessed using the control number located on each proxy card. We have retained the services of Sodali & Co to assist in the solicitation of proxies for the Annual Meeting. The estimated cost of such services is $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.
When will the Company announce the voting results?
The preliminary voting results will be announced at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC.
Can I receive a copy of the Annual Report?
The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2026 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 1, 2026, the record date for the Annual Meeting.
What is “householding” and how does it affect me?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce the environmental impact and cost of our Annual Meeting. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report on Form 10-K, or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

How do I submit a proposal for action at the annual meeting of stockholders in 2027?
A stockholder proposal intended for inclusion in the Company's proxy statement and form of proxy for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by February 11, 2027, and otherwise comply with all applicable rules and regulations under the Exchange Act. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.
Pursuant to our Amended and Restated Bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2027 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given and at the date of the 2027 Annual Meeting of Stockholders. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than March 24, 2027 and no later than April 23, 2027, except that if the date of the 2027 Annual Meeting of Stockholders is changed, and the meeting is held before June 22, 2027 or after September 30, 2027, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made. Any stockholder submitting such notice must also comply with the other requirements set forth in our bylaws.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees for the 2027 Annual Meeting of Stockholders must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act.

WEBSITE REFERENCES
Information contained on or connected to any website referenced in this Proxy Statement is not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC. We routinely use our Investor Relations website to provide presentations, press releases, and other information that may be deemed material to investors. Accordingly, we encourage investors and others interested in the Company to review the information that we share at http://investors.boozallen.com. In addition, our Investor Relations website allows interested persons to sign up to automatically receive e-mail alerts when we post financial information.

APPENDIX A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including EBITDA and Adjusted EBITDA, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA as a measure of our core operating business, which excludes the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. EBITDA and Adjusted EBITDA are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net income to EBITDA and Adjusted EBITDA, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, and (ii) use Adjusted EBITDA in addition to, and not as an alternative to net income, as measures of operating results, as defined under GAAP. We have defined EBITDA and Adjusted EBITDA as follows:
•"EBITDA" represents net income before income taxes, interest expense, net and other income (expense), and depreciation and amortization.
•"Adjusted EBITDA" represents net income before income tax expense, interest expense, net and other income (expense), and depreciation and amortization and before certain other items, including the change in provision for claimed costs for historical rate years, financing transaction costs, DC tax assessment adjustment, the reserve associated with the U.S. Department of Justice (the “DOJ”) investigation disclosed in Note 20, “Commitments and Contingencies,” to the consolidated financial statements contained within our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, the insurance recoveries related to the settlement of that matter, and other corporate expenses. The Company prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
In addition, we use the following non-GAAP financial measures as performance metrics for our performance-based restricted stock units granted in fiscal year 2026, as described in our proxy statement under the heading, “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives—Fiscal Year 2026 Annual Grants”: Adjusted EBITDA and Revenue. Adjusted EBITDA is as defined above, and we define Revenue for purposes of our performance-based restricted stock units as follows:

•“Revenue” represents all consolidated GAAP revenue, adjusted to (i) account for material acquisitions or divestitures during the three-year performance period, but may be adjusted (ii) account for the cumulative impact of GAAP and/or cost accounting standards and financial reporting changes; (iii) account for the impact of government shutdowns during the performance period; and (iv) to exclude the impact of any unusual, infrequently occurring, or restructuring events as described in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis in the Company’s annual report for the applicable year that may have a material impact on Revenue results.
A - 1

Below is a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in millions)	2026	2025	2024
	(Unaudited)
EBITDA, Adjusted EBITDA
Net income	$851	$935	$606
Income tax expense	11	284	248
Interest expense, net and other income (expense)	171	151	160
Depreciation and amortization	163	165	164
EBITDA	1,196	1,535	1,178
Change in provision for claimed costs (a)	—	(113)	(18)
Other corporate expenses (b)	33	8	7
Financing transaction costs (c)	—	—	1
DC tax assessment adjustment (d)	—	—	(20)
Legal matter reserve (e)	—	—	27
Insurance recoveries (f)	—	(115)	—
Adjusted EBITDA	$1,229	$1,315	$1,175
(a)Represents the reduction to our provision for claimed costs for years prior to fiscal 2025 recorded during the second quarters of fiscal 2025 and 2024, which resulted in a corresponding increase to revenue, as a result of the Defense Contract Audit Agency's findings related to its audits of our claimed costs for multiple fiscal years. See Note 19, “Commitments and Contingencies,” to the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2025 for further information.
(b)In fiscal 2026, other corporate expenses consist primarily of nonrecoverable costs associated with employee severance from cost management and restructuring initiatives, transaction costs associated with a divestiture, and acquisition related costs associated with the acquisition of Defy Security, which closed in the first quarter of fiscal 2027. See Note 20, “Supplemental Consolidated Financial Information,” to the consolidated financial statements for further information. In fiscal 2025 and fiscal 2024, other corporate expenses consist primarily of acquisition related costs from the acquisitions of PAR Government Systems Corporation (“PGSC”) and EverWatch Corp. ("EverWatch").
(c)Reflects expenses associated with debt financing activities incurred during the second quarter of fiscal 2024.
(d)Reflects the impact (specifically the revenue from recoverable expenses) of the Company's unfavorable ruling from the District of Columbia Court of Appeals related to contested tax assessments from the District of Columbia Office of Tax and Revenue (“DC OTR”). See Note 13, “Income Taxes,” to the consolidated financial statements contained within the Annual Report on Form 10-K for the fiscal year ended March 31, 2024 for further information.
(e)Reserve associated with the U.S. Department of Justice's investigation of the Company. See Note 20, “Commitments and Contingencies,” to the consolidated financial statements contained within the Annual Report on Form 10-K for the fiscal year ended March 31, 2024 for further information.
(f)Reflects insurance recoveries from claims related to the Company’s fiscal 2024 settlement as described in Note 20, “Commitments and Contingencies,” to the consolidated financial statements contained within the Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

A - 2

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BOOZ ALLEN HAMILTON HOLDING CORPORATION
8283 GREENSBORO DRIVE
MCLEAN, VA 22102

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BAH2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T00487-P48518

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Debra L. Dial	☐	☐	☐
1b. Michèle A. Flournoy	☐	☐	☐
1c. Mark Gaumond	☐	☐	☐
1d. Ellen Jewett	☐	☐	☐
1e. Gretchen W. McClain	☐	☐	☐
1f. Ryan P. Nolan	☐	☐	☐
1g. Robert C. O'Brien	☐	☐	☐
1h. Rory P. Read	☐	☐	☐
1i. Horacio D. Rozanski	☐	☐	☐
1j. William M. Thornberry	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2027.	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.	For	Against	Abstain
4. Vote on a stockholder proposal regarding stockholder right to act by written consent.	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

T00488-P48518

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 22, 2026 8:00 A.M. EDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Jacob D. Bernstein, and either of them, as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held virtually on July 22, 2026 at 8:00 A.M., Eastern Daylight Time at www.virtualshareholdermeeting.com/BAH2026, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENT(S) AND POSTPONEMENT(S) THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side